UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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VSE Corporation

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6348 Walker Lane, Alexandria, Virginia 22310-3226
Notice of 2016 Annual Meeting of
Stockholders and Proxy Statement
Fellow Stockholders:

You are cordially invited to attend the annual meeting of stockholders of VSE Corporation ("VSE" or the "Company") to be held on Tuesday, May 3, 2016, commencing at 10:00 a.m., Eastern Daylight Time, at the VSE Building, 6348 Walker Lane, Alexandria, Virginia 22310-3226 (the "Annual Meeting").

We are furnishing proxy materials to our stockholders by mail and over the Internet. You may read, print and download our 2015 Annual Report to Stockholders, 2016 Proxy Statement and Proxy Card at http://www.cstproxy.com/vsecorp/2016. You may vote your VSE common stock by Internet, regular mail, or in person or represented by proxy at the Annual Meeting. Instructions regarding the various methods of voting are contained on the notice and on the Proxy Card.

The proxy materials describe the formal business to be transacted at the Annual Meeting. VSE directors and officers will be present to answer any questions that you and other stockholders may have. Included in the materials is our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 that contains detailed information concerning the Company's activities, financial condition and operating performance.

The business to be conducted at the Annual Meeting consists of (1) the election of nine directors, (2) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016, (3) approval of the VSE Corporation Executive Officer Incentive Compensation Plan, (4) a non-binding advisory vote on executive compensation, and (5) a non-binding advisory vote on the frequency of the advisory vote on executive compensation.

VSE's Board of Directors unanimously recommends a vote (1) "FOR" the election of each of the nine director nominees; (2) "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016; (3) "FOR" the approval of the VSE Corporation Executive Officer Incentive Compensation; (4) "FOR" the approval, by non-binding advisory vote, of our executive compensation; and (5) "FOR" a non-binding advisory vote, to hold an advisory vote on executive compensation on an annual basis.

On behalf of VSE's Board of Directors, please vote your VSE common stock now, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but it will ensure that your vote is counted. Your vote is important.

Please note the location for the Annual Meeting. The VSE Building is located in Metro Park office park at 6348 Walker Lane, Alexandria, Virginia 22310-3226.  Take Franconia-Springfield Parkway to Beulah Street. Turn left onto Walker Lane and proceed to the end. VSE is across from Inova Healthplex.

 I hope you will be able to join us.

Sincerely,
VSE CORPORATION

Clifford M. Kendall
Chairman of the Board

April 5, 2016

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VSE CORPORATION
6348 Walker Lane, Alexandria, Virginia 22310-3226

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 3, 2016

To the Stockholders of VSE Corporation:

Notice is hereby given that the annual meeting of stockholders of VSE Corporation, a Delaware corporation ("VSE" or the "Company"), will be held on Tuesday, May 3, 2016, commencing at 10:00 a.m., Eastern Daylight Time, at VSE's corporate headquarters, 6348 Walker Lane, Alexandria, Virginia 22310-3226, for the following purposes (the "Annual Meeting"):

1.	To elect nine directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;
2.	To ratify the appointment of Ernst & Young LLP as VSE's independent registered public accounting firm for the year ending December 31, 2016;
3.	To approve the VSE Corporation Executive Officer Incentive Compensation Plan;
4.	To provide a non-binding advisory vote on our executive compensation;
5.	To provide a non-binding advisory vote on the frequency of the advisory vote on our executive compensation; and
6.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only record holders of VSE common stock as of the close of business on March 21, 2016 will be entitled to notice of, and to vote at, the Annual Meeting, and at any adjournments thereof. The list of stockholders entitled to vote at the Annual Meeting and at any adjournments thereof will be open to the examination of any stockholder during the 10 days prior to the Annual Meeting at VSE's offices located at 6348 Walker Lane, Alexandria, Virginia 22310-3226, during ordinary business hours.

The VSE Corporation 2015 Form 10-K and Annual Report to Stockholders, which contains the Company's consolidated financial statements and other information of interest to stockholders, accompanies this proxy material.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. STOCKHOLDERS HAVE A CHOICE OF VOTING BY PROXY CARD OR THE INTERNET, AS DESCRIBED ON YOUR PROXY CARD. CHECK YOUR PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BROKER, BANK OR OTHER HOLDER OF RECORD TO SEE THE OPTIONS AVAILABLE TO YOU. ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY WITHDRAW HIS OR HER PROXY AND VOTE PERSONALLY ON ANY MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

By Order of the Board of Directors
Thomas M. Kiernan, Secretary

April 5, 2016

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VSE CORPORATION

PROXY STATEMENT
Annual Meeting of Stockholders
to be held on May 3, 2016

ABOUT THE 2016 ANNUAL MEETING AND VOTING AT THE MEETING
This Proxy Statement is being furnished to the stockholders of VSE Corporation, a Delaware corporation ("VSE" or the "Company"), in connection with the solicitation of proxies by VSE's Board of Directors (the "Board") for use at the annual meeting of VSE's stockholders to be held on Tuesday, May  3, 2016, commencing at 10:00 a.m., Eastern Daylight Time, at the VSE Building, 6348 Walker Lane, Alexandria, Virginia 22310-3226, and at any adjournments thereof for the purposes specified in the accompanying notice of meeting (the "Annual Meeting").

The mailing address of VSE's principal executive office is 6348 Walker Lane, Alexandria, Virginia 22310-3226. VSE's telephone number is (703) 960-4600. Your Annual Meeting materials, including the Notice of Annual Meeting, Proxy Statement, and proxy card from our Board are enclosed. The Notice of Annual Meeting, this Proxy Statement and the accompanying proxy card are first being sent or given to stockholders entitled to notice of, and to vote at, the Annual Meeting on or about April 5, 2016. If you received your Annual Meeting materials via e-mail, the e-mail contained voting instructions and links to our 2015 Annual Report to Stockholders and this Proxy Statement on the Internet, which are both available at http://www.cstproxy.com/vsecorp/2016.

The close of business on March 21, 2016 is the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Holders of a majority of VSE's outstanding common stock, par value $.05 per share ("Stock" or "VSE Stock"), as of the close of business on March 21, 2016, must be present at the Annual Meeting, either in person or represented by properly executed proxy, to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. A proxy submitted by a broker that is not voted is sometimes referred herein to as a broker non-vote.

As of the close of business on March 21, 2016, there were 5,399,342 shares of Stock outstanding and approximately 265 stockholders of record. Each stockholder is entitled to one vote for each share of Stock held of record as of the close of business on March 21, 2016, on all matters that may be submitted to the stockholders at the Annual Meeting. All Stock represented by valid proxies will be voted at the Annual Meeting in accordance with the directions on the proxies. If you are a stockholder whose Stock is not registered in your own name, you will need appropriate documentation from the stockholder of record to vote in person at the Annual Meeting. If you want to vote your Stock that is held in street name in person at the Annual Meeting, you will need a written proxy card in your name from the broker, bank or other nominee who holds your Stock.

Matters for stockholder to consider:

As discussed in more detail in this Proxy Statement, the purpose of the Annual Meeting is (1) to vote for the election of nine directors to the Board; (2) to ratify the appointment of Ernst & Young LLP as VSE's independent registered public accounting firm for the year ending December 31, 2016; (3) to approve the VSE Corporation Executive Officer Incentive Compensation Plan; (4) to provide a non-binding advisory vote on executive compensation; (5) to provide a non-binding advisory vote on the frequency of the advisory vote on executive compensation; and (6) to transact any other business that may properly come before the Annual Meeting.

As of the date of this Proxy Statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those matters specifically referred to herein. If, however, any other matters are properly presented to the Annual Meeting for action, the proxy holders will vote the proxies, which confer authority on such holders to vote on such matters, in accordance with their best judgment. The persons named as attorneys-in-fact in the proxies are the Chairman of the Board and VSE's Corporate Secretary.

Recommendations of the Board

The Board recommends a vote:
1.	"FOR" the election of each of the nine director nominees named in this Proxy Statement;

2.	"FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016;

3.	"FOR" the approval of the VSE Corporation Executive Officer Incentive Compensation Plan;

4.	"FOR" the approval by a non-binding advisory vote of our executive compensation; and

5.	"FOR" a recommendation, by a non-binding advisory vote, to hold an advisory vote on our executive compensation on an annual basis.

Vote Required

Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is withheld.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016 will be determined by a majority of the outstanding Stock, present in person or represented by proxy, at the Annual Meeting and entitled to vote at the Annual Meeting.  Abstentions will have the same effect as a vote against the ratification of the appointment of the independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the ratification of the independent registered public accounting firm.

The approval of the VSE Corporation Executive Officer Incentive Compensation Plan, which was approved by the Board on March 2, 2016 after being recommended by the Compensation Committee (the "Executive Incentive Plan") requires the affirmative vote of a majority of the Stock present, in person or by proxy, at the Annual Meeting and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against the Executive Incentive Plan. Broker non-votes will have no effect on the outcome of the Executive Incentive Plan vote.

The approval of the advisory resolution on the Company's executive compensation requires the affirmative vote of a majority of the Stock present, in person or by proxy, at the Annual Meeting and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against the advisory resolution. Broker non-votes will have no effect on the outcome of the advisory vote. The results of this vote are not binding on the Board.

The advisory vote on the frequency of advisory votes on the Company's executive compensation will be determined based on a plurality of the votes cast. This means that the option that receives the most votes will be recommended by the stockholders to the Board. Abstentions and broker non-votes are not counted for the advisory vote on frequency of advisory votes on the Company's executive compensation and, therefore, will have no effect on the outcome of the proposal. The results of this vote are not binding on the Board.

How to Vote

We make our proxy materials available to stockholders by mail and on the Internet. You may read, print and download our 2015 Annual Report to Stockholders, 2016 Proxy Statement and proxy card at http://www.cstproxy.com/vsecorp/2016. On an ongoing basis, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail. You may vote your Stock by Internet, by regular mail or in person at the Annual Meeting. Each of these voting options is described in the notice and the proxy card.

You should complete and return your proxy card, or vote using the Internet voting option, to ensure that your vote is counted at the Annual Meeting, regardless of whether you plan to attend. If you return an executed Proxy Card without marking your instructions, your executed Proxy Card will be voted in accordance with the recommendations of the Board. In connection therewith, the Board has designated the Chairman of the Board, Clifford M. Kendall and VSE's Corporate Secretary, Thomas M. Kiernan as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your Stock will be voted in accordance with your instructions.

If you are a beneficial owner and hold Stock in street name through a broker or other nominee and do not return the voting instruction card, the broker or other nominee will vote your Stock on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of independent registered public accounting firms, and do not have the discretion to vote on non-routine matters. Because the uncontested election of directors, the vote on the VSE Corporation Executive Officer Incentive Compensation Plan and any advisory vote regarding the Company's executive compensation are considered non-routine matters, brokers will not have the discretion to vote on such matters at the Annual Meeting.

Revocation of Proxies

A stockholder returning a proxy to VSE may revoke it at any time before it is exercised by granting a later proxy with respect to the same Stock or by communicating such revocation in writing to our Corporate Secretary. In addition, any stockholder who has executed a proxy but attends the Annual Meeting in person may cancel a previously given proxy by voting in person whether or not the proxy has been revoked in writing.

Proposal No. 1

ELECTION OF DIRECTORS

Nominees

At the Annual Meeting, stockholders will elect, by a plurality of the votes cast, in person or by proxy, nine VSE directors who will constitute the entire Board. Each nominee listed below is currently serving as a VSE director and was elected by the stockholders at their 2015 annual meeting. Each nominee elected as a director will serve until the next annual meeting of stockholders and until his or her successor is elected and qualified. If any nominee should become unable to serve for any reason, the proxies will be voted for such substitute nominee as shall be designated by the Board. All of the Board members were overwhelmingly approved for election by the stockholders at their annual meeting held on May 5, 2015. The nine nominees for election as VSE directors and certain information regarding them are as follows:

Name and Principal Occupation	Age	Director since

Ralph E. Eberhart	69	2007
General, U.S. Air Force (Ret.), formerly Commander-in-Chief, North American Aerospace Defense Command (NORAD) and U.S. Northern Command. General Eberhart retired from the Air Force in 2005 after 36 years of service. He was then appointed and continues to serve as President of the Armed Forces Benefit Association (AFBA) and as Chairman of its related enterprises. He is also a director of the following publicly traded companies: Rockwell Collins, Inc., since 2007, Triumph Group, Inc., since 2010 and Jacobs Engineering Group Inc., since 2012.

Maurice A. Gauthier	68	2009
VSE Chief Executive Officer, President and Chief Operating Officer since April 2008. Mr. Gauthier retired in 1997 as a Navy Captain after a 28-year military career. Mr. Gauthier worked for VSE from October 1997 through February 1999 as Vice President and Director of Strategic Planning and Business Development, before joining the Nichols Research Corporation as President of its Navy Group. With the acquisition of Nichols Research Corporation by Computer Sciences Corporation (CSC) in 1999, Mr. Gauthier served as a CSC Vice President and General Manager until rejoining VSE in 2008.

John C. Harvey, Jr.	64	2014
Admiral, U.S. Navy (Ret.), formerly Commander of the U.S. Fleet Forces Command.  Admiral Harvey retired from the Navy in 2013, after 39 years of service. In 2013, he was appointed and continues to serve as the State of Virginia's Secretary for Veteran and Defense Affairs.  Admiral Harvey serves as the Chairman of the Navy Memorial Foundation, Outside Director of A.T. Kearney PSDS, and recently became a member of the Chief of Naval Operations Executive Panel.

Clifford M. Kendall	84	2001
VSE Chairman of the Board, Mr. Kendall was previously Chairman of the Board of Regents of the University System of Maryland until June 30, 2011. Mr. Kendall was a co-founder of Computer Data Systems, Inc., in 1968, and he served as its Chairman and Chief Executive Officer from 1970 to 1991 and as Chairman until December 1997. Mr. Kendall has been a private investor (for more than the past five years).

Calvin S. Koonce	78	1992
President and director of Montgomery Investment Management (a securities investment firm), and is sole member of Koonce Securities, LLC, a securities broker/dealer firm (for more than the past five years).

James F. Lafond	73	2003
Retired certified public accountant and executive. From 1998 to 2002 Mr. Lafond was the Washington Area Managing Partner, PWC LLP. From 1964 to 1998 he served in various leadership positions at Coopers & Lybrand. He has served as a director of WGL Holdings, Inc., and Washington Gas Light Co. since 2003, as well as various nonprofit entities.

John E. "Jack" Potter	60	2014
President and Chief Executive Officer of the Metropolitan Washington Airports Authority (MWAA) since July 2011. He served as the United States Postmaster General and Chief Executive Officer of the United States Postal Service (USPS) from 2001 to 2010.

Lt. Gen Jack Stultz, USA (Ret.)	63	2012
Consultant to the Defense Industry and former Chief Army Reserve/ Commanding General, U.S. Army Reserve Command from 2006 to 2012, retiring September 15, 2012. He was an operations manager for The Procter & Gamble Company from 1979 to 2007. General Stultz entered active duty in 1974 after receiving his officer's commission from the Army Reserve Officer Training Corps (ROTC) at Davidson College.

Bonnie K. Wachtel	60	1991
Principal and Director, Wachtel & Co., Inc., brokers and underwriters (for more than the past five years). She is also a director of The ExOne Company and Information Analysis Incorporated. She served as a director of Integral Systems Inc. from January 2010 until it was acquired in August 2011.

Board, Committees and Corporate Governance

All nine current Board members were elected by the stockholders in 2015. Except for Mr. Gauthier who serves as our chief executive officer, president and chief operating officer, all of our nominees for directors are "independent" as defined by the applicable rules of The NASDAQ Stock Market, Inc. ("NASDAQ"). Because our Chairman of the Board has no affiliation with the Company other than serving as Chairman of the Board, we do not have a senior non-executive director. Our nine independent directors regularly have the opportunity to meet without any management members present. During 2015, there were five regular Board meetings. During 2015 each of our directors attended at least 75% of the total number of Board meetings (in person or by telephone) and at least 75% of the meetings of Board committees on which he or she served (during the period that he or she served). We do not have a specific policy regarding attendance at the annual stockholders meeting. All directors, however, are encouraged to attend if available, and we try to ensure that at least one independent director attends the annual stockholders meeting and is available to answer stockholder questions. All nine directors, including our eight independent directors, attended our annual stockholders meeting in 2015.

The Board has an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation Committee. The current charters for each of the Board committees are available on our Internet website, www.vsecorp.com. The Board committee members, as of the date of this Proxy Statement, are identified in the following table.

Board Committees and Membership

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Ralph E. Eberhart		Chair	X
Maurice A. Gauthier
John C. Harvey, Jr.	X		X
Clifford M. Kendall	X	X	X
Calvin S. Koonce		X	Chair
James F. Lafond	Chair		X
Jack E. Potter		X	X
Jack C. Stultz	X		X
Bonnie K. Wachtel	X		X

Changes in Committee Membership from 2015-2016 Term:

Effective May 5, 2015, John C. Harvey, Jr. was appointed a member of the Audit Committee.

Audit Committee

The primary purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee also reviews our guidelines and policies with respect to risk assessment and risk management, specifically our risk exposures in the areas of independent audit, financial reporting, internal controls and disclosure controls, and internal audit, and evaluating the action management has taken to identify, monitor and control such exposures.

All of the Audit Committee members during the past fiscal year were independent in accordance with applicable rules of the Securities and Exchange Commission (the "SEC") and NASDAQ. Each Audit Committee member is able to read and understand fundamental financial statements, including our consolidated balance sheet and consolidated statements of comprehensive income, stockholders' equity and cash flow. The Board has determined that Mr. Lafond is an "audit committee financial expert" as defined in SEC Regulation S-K Item 407(d) (5). The Audit Committee met seven times during 2015.

Compensation Committee

The primary purpose of the Compensation Committee is to oversee VSE's compensation structure, to review and provide guidance to the Board regarding the compensation of VSE's directors and officers, including the compensation of VSE's chief executive officer and other executive officers, to review and provide guidance regarding employment agreements, to administer certain compensation plans, including restricted stock and deferred compensation plans, and to perform such other duties and responsibilities as are consistent with the committee's charter. The Compensation Committee reviews our guidelines and policies with respect to risk assessment and risk management, specifically our risk exposures related to compensation of directors, executives and management and the administration of our performance incentive and employee benefit plans, and evaluates the actions management has taken to identify, monitor and control such exposures. Each of the committee members is independent in accordance with applicable NASDAQ rules. The Compensation Committee met five times during 2015.

Matters recommended by the Compensation Committee, and any delegation of its authority, are subject to Board approval. If such approval is not received, the Compensation Committee will reconsider the recommendation or proposed delegation. The Compensation Committee has the authority to retain outside counsel or other experts or consultants as needed. Additional information on the role and responsibilities of the Compensation Committee is provided below in the "Compensation Discussion and Analysis" section.

Nominating and Corporate Governance Committee

The primary purpose of the Nominating and Corporate Governance Committee is to make recommendations to the Board with respect to nominees to be proposed for election as directors and with corporate policies regarding, among other things, business conduct, securities trading, indemnification of VSE directors and officers, and conflicts of interest involving VSE directors, officers and employees. The committee also reviews our guidelines and policies with respect to risk assessment and risk management, specifically our risk exposures in the areas of corporate governance, compliance and ethics, as well as succession planning for the directors and senior management, and the actions management has taken to identify, monitor and control such exposures.

Each of the committee members is independent in accordance with applicable NASDAQ rules. The Nominating and Corporate Governance Committee met two times during 2015.

Committee Structure and Risk

The Board has overall responsibility for oversight of our risk management plans, policies and practices. Each Board committee has been assigned oversight of certain risks associated with its respective activities as discussed in this document, and each committee's charter has been revised to reflect these risk oversight responsibilities. The Board has approved a risk management policy that delineates the risk oversight responsibilities of management, the Board and its committees.

Director Nominations and Qualifications

Stockholders may recommend persons to be nominated for election as directors of VSE at the annual meeting of stockholders. To be considered, such recommendation must be submitted in accordance with VSE's by-laws and must be received in writing by VSE's Corporate Secretary no later than 90 days before the date in the year of the annual meeting that corresponds to the date on which the annual meeting was held during the immediate prior year. (Nominations for the year 2017-2018 should be received by the Corporate Secretary no later than February 2, 2017.) Such recommendation shall be accompanied by the proposing stockholder's name, evidence that such stockholder is a beneficial owner of VSE Stock, and the candidate's name, biographical data and qualifications.

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for Board membership as described below. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the directorship criteria discussed below.

Under these criteria for Board nominations, Board members should have the highest professional and personal ethics and values, consistent with longstanding VSE values and standards. As a group, the Board should have diverse and broad experience at the policy-making level in business, government, education, technology or public interest. Board members should be committed to enhancing stockholder value and have sufficient time to satisfy their duties and provide insight and practical wisdom based on experience. A Board member's service as a member of other boards of directors of publicly traded companies should be limited so that the director is able, given his or her individual circumstances, to perform responsibly all duties as a Board member. Each director must represent the interests of all stockholders. While we do not have a formal policy regarding diversity of Board nominees or a formal definition of "diversity," the Nominating and Corporate Governance Committee has recently discussed diversity considerations of potential Board nominees within the context of Board succession planning. Factors discussed as relevant to the selection of Board nominees may include nature and length of business experience, including experience in business areas related to our potential growth areas, race, gender, age and factors that promote alignment of the Board with the interests of stockholders. The Nominating and Corporate Governance Committee recently discussed potential retirement timeframes, transition planning with regard to succession, and optimal Board size.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Such committee periodically assesses the appropriate size of the Board, and whether any Board vacancies are expected due to retirement or otherwise. If vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee will consider properly submitted stockholder nominations for candidates for Board membership. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee. Such committee also will review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. The committee has not in the past retained any third party to assist in identifying nominees for Board membership.

The traits identified with respect to the current director nominees as qualifications to serve on the Board include:

The traits identified with respect to the current director nominees as qualifications to serve on the Board include:

Ralph E. Eberhart	. .
Experience as Chairman and President of the Armed Forces Benefit Association provides insight into challenges associated with managing complex organizations and holding management accountable for company performance.
Expertise in the defense industry due to 36 years of experience in the U.S. Air Force and senior positions in the U.S. military, including assignment as Commander-in-Chief North American Aerospace Defense Command and U.S. Northern Command.

Maurice A. Gauthier	. .
Chief Executive Officer and President of VSE; experience as Vice President and General Manager of Computer Sciences Corporation provides insight into challenges associated with managing complex organizations and with holding management accountable for performance.
Familiarity with core customer due to 28 years as an officer in the United States Navy.

John C. Harvey, Jr.	. .
Expertise in the defense industry due to 38 years of experience in the U.S. Navy and senior positions in the U.S. military, including serving as Commander, U.S. Fleet Forces Command from 2009 to 2012 and as the Chief of Naval Personnel from 2005 to 2009.
Holds a Master's Degree in Public Administration from the John F. Kennedy School of Government, Harvard University.

Clifford M. Kendall	. .
Expertise in public company accounting, disclosure and financial system management due to roles as Chairman and Chief Executive Officer of Computer Data Systems from 1970 to 1991 and Chairman until 1997.
Experience as a private investor provides insight into the enhancement of stockholder value.

Calvin S. Koonce	. .
Experience as sole member of Koonce Securities, LLC, a registered securities broker-dealer provides insight into the enhancement of stockholder value.
Familiarity with the core strategy and operations of VSE due to over 22 years as a Board member.

James F. Lafond	. .
Experienced in business management, public company accounting, financial disclosure and financial systems oversight gained from his experience as Area Managing Partner for Greater Washington at PricewaterhouseCoopers LLP (PwC).
Expertise in risk management processes given his experience as Area Managing Partner for PwC and serving as an engagement partner for entities involved in many businesses, including manufacturing companies and financial institutions.

John E. 'Jack' Potter	. .	Demonstrated leadership capabilities in guiding large complex organizations through challenging business environments. Possesses vast knowledge of supply chain dynamics in areas of interest to VSE.

Jack C.Stultz	. . .
Experience as the Commanding General for the U.S. Army Reserve command provides insight into the needs and requirement of our customers, as well as the trends that will shape and influence our customers into the future.
More than 38 years of experience in the U.S. Army provides keen insight on the past, present and future of the U.S. Defense Industry.
More than 29 years of private industry experience provides a balanced background of significant government and industry leadership positions.

Bonnie K. Wachtel	. .
Experience as Supervisory Control Principal and Director of Wachtel & Co., Inc. provides management experience in financial systems, people and processes.
Service on the Listing Qualifications Panel of NASDAQ and holding of Chartered Financial Analyst certification provides expertise in the functioning of capital markets and insight into the enhancement of stockholder value.

Leadership Structure of the Board

The positions of Chairman of the Board and VSE's chief executive officer ("CEO") are separated at VSE. The Board believes that this structure best serves the Company's current needs. The Board believes that its existing structure effectively maintains independent oversight of management. The Board periodically reviews and considers if the positions of Chairman and CEO should be combined as part of its regular review of the effectiveness of our governance structure.

Communications with the Board

Individuals may communicate with the Board by submitting an email to the Board at board@vsecorp.com. All directors have access to this email address. Communications that are intended specifically for non-employee directors should be sent to the email address above to the attention of the Corporate Secretary. Communications to the Board by mail can be addressed to The Board of Directors or a particular Board member c/o VSE Corporation, 6348 Walker Lane, Alexandria, Virginia 22310-3226.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and employees. The Code is posted on VSE's internet website at www.vsecorp.com. VSE intends to satisfy the disclosure requirements under Item 5.05 of Form 8-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding any waiver or amendment of the Code with respect to VSE's principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions, by posting such required information on VSE's Internet website.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which together with the Company's certificate of incorporation, by-laws, committee charters and other key governance practices and policies, provide the framework for the Corporation's corporate governance. VSE's by-laws and Nominating and Corporate Governance Committee charter were amended and adopted by the Board on July 31, 2013. The charters for the Audit Committee and the Compensation Committee charters were reviewed and adopted by the Board on July 30, 2015. The Corporate Governance Guidelines were reviewed, amended and adopted by the Board on December 9, 2015.

The guidelines, by-laws and committee charters are posted on VSE's website at www.vsecorp.com. The Board recognizes that ensuring that the Corporation observes good corporate governance practices is an ongoing endeavor. As a result, the guidelines are subject to annual review by the Board to determine if they continue to promote the best interests of the Company and its stockholders and comply with all applicable laws, regulations and NASDAQ requirements.

Compensation of Non-Employee Directors for 2015

For 2015, the Company increased each non-employee director's annual cash retainer to $60,000 and eliminated per meeting fees. Previously, each non-employee director was paid an annual cash retainer of $40,000 and $1,000 for each Board meeting attended, and each Board committee member was paid $1,000 for each committee meeting attended. Additionally, for 2015 the Company increased each non-employee director's annual award of VSE Stock under our 2006 Restricted Stock Plan to such number of shares having an aggregate value of $70,000 based on the closing price of VSE Stock on the first trading day of 2015, rounded to the nearest 100 shares. On January 7, 2015, each non-employee director was granted 1,000 shares of restricted Stock pursuant to the above-referenced annual award under our 2006 Restricted Stock Plan. On January 2, 2015, the closing price of our Stock was $68.58 per share.  In 2014, the awards of VSE Stock to each non-employee director was based on a $60,000 value.

The Chairmen of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee were each paid an additional annual fee of $15,000, $10,000 and $7,500, respectively.

The Chairman of the Board was also paid $60,000 for serving as Chairman.

Pursuant to our 2004 Non-Employee Directors Stock Plan approved by stockholders in 2004 and 2014, each non-employee director can elect that all or a portion of his or her annual cash compensation for services as a VSE director be paid in Stock at fair market value determined in accordance with the plan. Mr. Kendall and Mr. Eberhart made such an election in 2015.

Stock issued to non-employee directors pursuant to our 2006 Restricted Stock Plan is fully vested when issued, but the certificates for such Stock bear a restrictive legend prohibiting the sale, transfer, pledge and assignment of such Stock for two years commencing on the issue date. When all restrictions on a certificate bearing a restrictive legend have lapsed, VSE issues a non-restrictive certificate to the directors (subject to any applicable securities law restrictions). Directors appointed during the year are eligible for a pro rata annual award.

No compensation is paid to any non-employee director for personal services rendered to VSE pursuant to a consulting or similar agreement between the director and VSE, or any of VSE's subsidiaries, unless authorized as a special assignment by the Board. No such authorization was requested for or on behalf of any director in 2015. The foregoing procedures do not restrict reimbursement for expenses incurred by a director for attending meetings of the Board or Board committees.

The following table provides information related to the compensation of each of the Company's non-employee directors for fiscal year 2015. In December 2015, the Compensation Committee recommended and the Board approved no change in director compensation for 2016.

Director Compensation for Fiscal Year 2015 Table
Name (a)	Fees earned or paid in cash ($) (1) (2) (b)	Stock awards ($) (3) (c)	Option awards ($) (d)	Non-equity incentive plan compensation ($) (e)	Change in pension value and non-qualified deferred compensation earnings ($) (f)	All other compensation ($) (g)	Total ($) (h)
Ralph E. Eberhart	60,028	78,552	--	--	--	--	138,580
John C. Harvey, Jr.	60,000	68,580	--	--	--	--	128,580
Clifford M. Kendall	90,026	98,554	--	--	--	--	188,580
Calvin. S. Koonce	67,500	68,580	--	--	--	--	136,080
James F. Lafond	75,000	68,580	--	--	--	--	143,580
David M. Osnos (4)	20,000	68,580					88,580
John E. Potter	60,000	68,580	--	--	--	--	128,580
Jack C. Stultz	60,000	68,580	--	--	--	--	128,580
Bonnie K. Wachtel	60,000	68,580	--	--	--	--	128,580

Notes to Director Compensation Table
1.	The amount reported in column (b) combines amounts paid as director fees and meeting fees, as described above.

2.	Mr. Kendall's fees include a Chairman fee of $60,000.

3.
Pursuant to the 2006 Restricted Stock Plan, each non-employee director was granted an award of 1,000 shares of Restricted Stock on January 7, 2015. The dollar amount recognized for financial statement reporting purposes, in accordance with ASC 718 (Compensation—Stock Compensation,) is based on the closing price of our Stock on January 2, 2015 ($68.58 per share).

4.	Mr. Osnos retired from the Board effective May 5, 2015.

Narrative to Director Compensation Table

Please see the section above entitled "Compensation of Non-Employee Directors for 2015."

Compensation Committee Interlocks and Insider Participation

During 2015, the Compensation Committee members were Mr. Kendall, Mr. Koonce, General Eberhart, and Mr. Potter. No committee member was at any time during 2015 or at any other time an officer or employee of VSE. No executive officer of VSE serves or has served as a member of the compensation committee of another entity that has an executive officer who serves on VSE's Compensation Committee. No executive officer of VSE served on the board of directors or compensation committee of any entity that has one or more executive officers serving as members of the Board or Compensation Committee.

Mr. Koonce is a significant stockholder of VSE. See table titled "Security Ownership of Certain Beneficial Owners and Management."

Certain Relationships and Related Transactions

There is no family relationship between any director or executive officer of VSE and any other director or executive officer of VSE.

Please refer below to "Compensation Discussion and Analysis—Narrative to Summary Compensation Table" for information regarding VSE's employment agreement with Mr. Gauthier and above to "Compensation Committee Interlocks and Insider Participation" for additional information about directors and nominees for director.

Pursuant to the Company's policies, including Code of Business Conduct and Ethics for VSE's directors, officers and employees, any above-referenced related transactions would be subject to the prior consideration and approval of the Board, including a majority vote of the disinterested directors.
            The Board unanimously recommends that stockholders vote "FOR" the election of each of the nine persons nominated to serve as a director of VSE for the ensuing year.

Proposal No. 2

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 Based on the recommendation of its Audit Committee, the Board has appointed the firm of Ernst & Young LLP to be VSE's independent registered public accounting firm for the year ending December 31, 2016, and recommends to stockholders that they vote for ratification of that appointment. Although not required to do so, the Board has determined that it would be desirable to request stockholders' approval of this appointment. The ratification of the appointment of VSE's independent registered public accounting firm will require the affirmative vote by the holders of a majority of the outstanding Stock, present in person or represented by proxy, at the Annual Meeting and entitled to vote. If such approval is not received, the Board will reconsider the appointment.

In 2015 and 2014, Ernst & Young LLP services included an audit of VSE's consolidated financial statements and reviews of the consolidated interim financial statements included in VSE's Forms 10-Q filed with the SEC for each of the quarters ended March 31, June 30, and September 30, 2015 and 2014. Ernst & Young LLP services also included an audit of the effectiveness of VSE's internal controls over financial reporting as of December 31, 2015 and December 31, 2014.

Audit Fees

Ernst & Young LLP's fees for professional services rendered for the years ended December 31, 2015 and December 31, 2014, were as follows:

Audit Fees Table
	2015	2014
Audit fees (1)	$ 1,858,400	$ 1,283,500
Audit-related (2)	$ -	$ 113,469
Tax fees (3)	$ 194,152	$ 190,257
Other (4)	$ 1,995	$ 1,995

Notes to Audit Fees Table

1.
Includes fees and expenses related to the annual audits, interim reviews and accounting consultations, notwithstanding when the fees and expenses were billed. The increase in 2015 was primarily attributable to the acquisition of four business units from Killick Aerospace Group, consisting of Prime Turbines LLC, CT Aerospace LLC, Kansas Aviation of Independence, LLC and Air Parts & Supply Co. on January 28, 2015.

2.	Represents fees related to due diligence services associated with the acquisition referenced in Note 1.

3.
Includes fees and expenses for tax compliance and advisory services, including fees associated with employment tax issues and tax issues related to due diligence services associated with the acquisition of four business units from Killick Aerospace Group (see Note 2) and other tax related services.

4.	Represents fees related to management's use of the Ernst & Young Online accounting research tool.

 The Audit Committee approves in advance all audit and non-audit services provided by the independent auditors prior to their engagement with respect to such services. The Audit Committee has delegated to its chairman the authority to pre-approve additional audit-related and non-audit services not prohibited by law to be performed by VSE's independent auditors and associated fees up to a maximum for any one non-audit service equal to the lesser of $30,000 or 25% of the audit fees for VSE's most recent completed fiscal year, provided that the committee's chairman shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. The Audit Committee approved in advance all of the audit and non-audit services provided by the independent auditors in 2015 and 2014.

A representative of Ernst & Young LLP is expected to attend the Annual Meeting, will have an opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions.

The Board unanimously recommends that stockholders vote "FOR" the proposal to ratify the appointment of Ernst & Young LLP to serve as VSE's independent registered public accounting firm for the year ending December 31, 2016.

AUDIT COMMITTEE REPORT
The Audit Committee consists of five non-employee directors (Mr. Lafond, Mr. Harvey, Mr. Kendall, Mr. Stultz and Ms. Wachtel), each of whom is considered an "independent" director for the purposes of the applicable rules of the SEC and NASDAQ. The Audit Committee's responsibilities are set forth in its charter, a copy of which is available on VSE's website, www.vsecorp.com. The Board and the Audit Committee believe that the Audit Committee members are and were at the time of the actions described in this report "independent" directors as independence is defined by NASDAQ Rule 4200(a) (15).
The Audit Committee has implemented the requirements of the Sarbanes-Oxley Act of 2002 and the Marketplace Rules of The NASDAQ Stock Market, Inc. with respect to the responsibilities of audit committees of public companies. Among other matters, the Audit Committee reviews procedures on internal control over financial reporting with management and with Ernst & Young LLP, the Company's independent registered public accounting firm. The Audit Committee also discussed with Ernst & Young LLP the Company's internal controls and the overall scope and specific plans for their audit.

The Audit Committee has reviewed and discussed with management VSE's audited consolidated financial statements as of and for the year ended December 31, 2015, and has discussed with VSE's independent registered accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the audit committee concerning independence, and has discussed with the auditors the auditors' independence and considered whether the provision of non-audit services by the auditors is compatible with maintaining their independence.
Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the above referenced consolidated financial statements be included in VSE's Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Audit Committee:	James F. Lafond, Chairman
John C. Harvey, Jr.
Clifford M. Kendall
Jack C. Stultz
Bonnie K. Wachtel

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COMPENSATION DISCUSSION AND ANALYSIS

 OVERVIEW

Introduction

Founded in 1959, VSE Corporation ("VSE" or the "Company") serves as a centralized managing and consolidating company for our diversified business operations. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, logistics, platform modernization, mission enhancement, program management, energy, IT, and consulting services ("government and commercial services"). The Company has historically generated strong stockholder returns over the long-term and is committed to continued long-term value creation for stockholders. The government and commercial services markets are highly competitive. The Company's continued ability to create long-term stockholder value is dependent on, among other things, our ability to attract and retain highly qualified executives in the government and commercial services markets, including the named executive officers in this Proxy Statement. As discussed in the following Compensation Discussion and Analysis, VSE's compensation program has been designed to align its management closely with the Company's commitment to long-term success and enhanced stockholder value.

Compensation Committee Philosophy

The principal objectives of our Board's Compensation Committee (the "Committee") are to (a) develop an executive compensation program that will attract and retain executive officers capable of leading and growing the Company in complex, competitive and changing industries; (b) promote from within when warranted, (c) maintain a compensation structure that is competitive and performance based, and (d) link total compensation to corporate goals and performance.

Compensation Program Components

The four key elements of our executive compensation program are:

1.	Base salary to compensate executives for services performed during the fiscal year;
2.
Annual performance-based monetary incentive to promote achievement of the Company's profitability and return on stockholders' equity targets as calculated by dividing the Company's net income for the year by its total stockholders' equity at the beginning of the year ("ROE");

3.	Long-term incentives, including deferred supplemental compensation and awards of restricted stock to reward executives for their contributions to the Company's profitability and ROE; and
4.	A 401(k) employee contribution matching program to maintain market competitiveness.

Basis for Compensation Decisions

For our executives as a group, we generally target total compensation, including long-term incentives, on numerous factors, including level of responsibility, individual performance, Company performance, market competitive data, and prior experience.

Leadership Structure

During 2015, the Company was managed by Maurice A. Gauthier, in his capacities as chief executive officer ("CEO"), president and chief operating officer. Officers reporting directly to Mr. Gauthier during 2015 included Thomas R. Loftus, as the Company's chief financial officer, Thomas M. Kiernan as the Company's general counsel and corporate secretary, John T. Harris, as the president and chief operating officer of our subsidiary Akimeka, LLC, and Chad M. Wheeler, as the president and chief operating officer of our subsidiary Wheeler Bros., Inc. The following compensation discussion and analysis outlines the processes, elements and decisions regarding 2015 compensation for VSE's following "named executive officers" - Messrs. Gauthier, Loftus, Kiernan, Harris, and Wheeler (the "NEOs").

OVERSIGHT AND AUTHORITY OVER EXECUTIVE COMPENSATION

Compensation Committee Composition and Duties

 The Committee is composed of four independent directors as defined by the NASDAQ listing standards and described in the "Board, Committees and Corporate Governance" section above in this Proxy Statement.

The Committee is responsible for reviewing and recommending for Board approval the compensation of our CEO (principal executive officer), chief financial officer (principal financial officer), and other executive officers, including the three other NEOs. The Committee is governed by a written charter adopted by the Board. The full text of the charter is available on VSE's corporate website at www.vsecorp.com in the "Investor Information" section under Corporate Governance.

The following is a summary of the Committee's key responsibilities relating to executive compensation:

1.	to review compensation programs for the Company's executive officers, including the NEOs, and to provide recommendations to the Board regarding such compensation programs;
2.	to review and approve corporate goals and objectives relevant to the compensation of the NEOs and make recommendations to the Board for approval of total compensation for NEOs; and
3.	to provide recommendations to the Board regarding director compensation.

Annual Compensation Review

In December of each year, the Committee meets to review the performance and compensation of our CEO and other NEOs.

           In consultation with the CEO, the Committee reviews and approves the compensation of all other NEOs based on recommendations submitted by the CEO. In submitting these recommendations, the CEO evaluates the performance and recommends salary adjustments, bonuses, benefit plan participation, and all other elements of compensation affecting the NEOs. The Committee also reviews the prior year's stockholder advisory vote on executive compensation. At the 2015 annual stockholders meeting, the stockholders fully endorsed the Committee's compensation policies with a 98.4% approval vote with no suggested changes. The Committee has discretion in approving, disapproving or modifying any recommended salary adjustments or proposed awards to NEOs, subject to final Board approval.

Compensation Committee Philosophy and Pay-Setting Process

Total executive compensation is structured to attract and retain a superior management team consistent with our corporate strategic goal of recruiting and retaining top level executives.  This is an essential element of our strategy to "promote from within" when warranted. Our approach emphasizes investing in high performing internal candidates for career development and advancement. The strategic intent is to produce a stronger management team over time rather than incurring market driven attrition resolved through external recruitment.

The Committee believes it is important to maintain a compensation structure that is sufficiently competitive to attract and retain the executives we require to perform well, while maintaining labor rates that permit us to compete effectively in the markets we serve. We measure our competitiveness by comparing our prices for products and services against competitor prices and by monitoring our ability to recruit and retain highly qualified executives available in our chosen markets.

Because our chosen markets have compelled us to routinely compete against much larger companies for both new work and the executive talent required to prevail and succeed in those markets, it is important to consider the total compensation offered by those companies as one factor in setting total compensation at VSE. However, the executives at larger peer competitor companies are compensated for leading larger organizations of similar complexity with larger staffs. The compensation of executives at larger peer companies is, however, only one of numerous factors considered in establishing the compensation of our equivalent executives. In considering such comparisons, we take into account other factors such as revenue, headcount and net income at equivalent divisions.

The Committee also believes it is important to maintain a compensation structure that is performance-based, such that approximately two-thirds of total compensation target for each of our NEOs is performance driven based on achieving defined short-term and long-term performance-based goals and exceeding pre-established targets for profitability and return on beginning stockholders' equity (ROE).

The Committee considers multiple factors, including those described above under Basis for Compensation Decisions, when determining compensation levels for NEOs. These considerations compel the Committee to consider other relevant factors such as industry conditions, client satisfaction and operational performance. The next step is to factor our competitive short-term and long-term performance incentives into the total compensation equation. VSE's short-term and long-term incentive compensation constitutes about two-thirds of total targeted compensation, with base salaries constituting approximately one-third of potential total compensation.

For the three-year period ended December 31, 2015, the percentages of total actual compensation of each component of our NEO compensation were approximately as follows (see the Summary Compensation Table below for actual amounts):

Actual NEO Compensation Components as Percentage of Total Compensation 2013-2015 Table

Compensation Components	Percentage of Actual Total Compensation 2013 – 2015 (1)
Base Salaries	45%
Performance-based monetary incentives (bonus)	21%
Long-term incentives--
Deferred Supplemental Compensation and Restricted Stock	33%
Other compensation--401(k) Match	1%

Note to Percentage of Total Compensation Table

1.	While our target for total compensation is approximately two-thirds incentive based, the table reflects the percentage of actual compensation during the three-year period.

Role of Compensation Consultant

The Committee has the authority to engage independent compensation consultants to assist in evaluating the compensation of NEOs, as well as to provide periodic reviews of the effectiveness and competitiveness of VSE's executive compensation structure. During 2014 and 2015, the Committee selected and retained Semler Brossy, which subsequently advised the Committee on a variety of compensation-related matters, including:

•	The appropriateness of potential modifications to the Company's bonus and long-term incentive plans, taking into account market trends and competitive practices;
•	Pay levels and compensation mix for NEOs;
•	Compensation and compensation mix for non-employee directors; and
•	Emerging compensation trends.

In 2015, Semler Brossy received approximately $22,965 in fees from the Company for the services described above. Other than providing the services described above as a consultant to the Compensation Committee, Semler Brossy provided no other services to the Committee or otherwise to the Company in 2015. Semler Brossy received approximately $46,601 in fees from the Company for 2014. The Committee did not believe it was necessary to hire a compensation consultant for 2013.

Peer Companies and Survey Data

The government and commercial products and services markets are complex and competitive. The Committee believes that a competitive compensation package is an important tool in our efforts to attract and retain qualified executives with government and commercial products and services contracting experience. In determining total compensation for our NEOs, we consider competitive market data for a peer group of publicly traded companies. The Committee does not apply a formulaic approach to setting individual elements of the NEOs' compensation or their total compensation amounts and does not set compensation levels at any specific level or percentile against the peer group data described below. However, the Committee periodically reviews market compensation levels to determine whether the total compensation opportunity for the NEOs is appropriate in view of factors such as the compensation arrangements for similarly situated executives in the market and may make adjustments as the Committee determines appropriate.

The peer group has historically been selected on the basis of comparable service offerings, market capitalization, revenues and profit margins. The nature of our highly decentralized and diverse lines of business complicates identifying similar organizations for comparison. Because of our business diversity relative to our size, we have difficulty identifying peer competitors within our markets with similar financial performance metrics.  Therefore, we include some peer companies that are not an ideal competitive fit relative to our markets, but they do provide more comparable financial results. The Committee has elected to use a larger peer group that was determined by Institutional Shareholder Services, Inc. (ISS) beginning in 2012. ISS uses a methodology that identifies several publicly traded companies in the services industry that are comparable to our current market capitalization, revenues and profit margins. This group of similarly sized peers provides a wide set of financial and compensation data used to attract and retain qualified executives. Total compensation levels for our NEOs are established at a competitive level relative to this group of companies. During 2016, the Compensation Committee and management will be reviewing the potential peers that are more consistent with our pivot to more commercial work, with emphasis toward supply chain management and maintenance, repair and overhaul services. We will monitor and evaluate potential peer companies that reflect our markets as well as the financial considerations mentioned above.

For 2015, the Committee used the ISS identified peer group as shown below.  We included West Marine, Inc. and Superior Industries, Inc. as supply chain management peers having a market capitalization and revenue similar to VSE's market capitalization and revenue.

ISS Peer Group

Barrett Business Services, Inc.	Huron Consulting Group Inc.
CRA International, Inc.	ICF International, Inc.
Exponent, Inc.	Metalico, Inc.
Franklin Covey Co.	Navigant Consulting, Inc.
GP Strategies Corporation	RCM Technologies, Inc.
Heidrick & Struggles International, Inc.	Resources Connection, Inc.
Hill International, Inc.	RPX Corporation
West Marine, Inc.	Superior Industries, Inc.

In 2014, CBIZ, Inc., CDI Corp., Kforce Inc., On Assignment, Inc., The Standard Register Company, and TrueBlue, Inc. were included as ISS designated peers, but were removed in 2015. For 2015, Franklin Covey Co., Huron Consulting Group, Inc., ICF International, Inc., RCM Technologies, Inc. and RPX Corporation are new ISS designated peer companies.

In preparing analyses of pay levels and compensation mix, we also refer to other commercially available survey sources such as the World@Work 2014/2015 Salary Budget Survey.

Consideration of Risk

Our compensation programs are discretionary, balanced and focused on the long term. Under this structure, the highest amount of compensation can be achieved only through consistent superior performance over sustained periods of time. In addition, some compensation is deferred or only realizable upon retirement. This provides strong incentives to manage the Company for the long-term, while avoiding excessive risk-taking in the short-term. Likewise, the elements of compensation are balanced among current cash payments, deferred cash payment and equity awards.

Additionally, to further align the interests of our executive officers with those of our stockholders in pursuit of long-term value enhancement, the Committee recommended and the Board approved Stock retention guidelines for directors, executive officers and other participants in VSE's 2006 Restricted Stock Plan as described in the "Stock Retention Guidelines" section in this Proxy Statement.

The Committee reviews the relationship between our risk management policies and practices and the incentive compensation we provide to our NEOs to confirm that our incentive compensation encourages taking prudent and avoiding unnecessary and excessive risks. The Committee also reviews the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

EXECUTIVE COMPENSATION COMPONENTS

The four key elements of our executive compensation program are base salary, performance-based monetary incentives (bonus), long-term incentives (Deferred Supplemental Compensation and Restricted Stock), and 401(k) matching program.

Base Salary

The Committee believes that one of the most effective ways to compete in the government and commercial services markets is to offer our executive officers a competitive base salary. The Committee analyzes each executive officer's compensation using the following process:

1.	Review the key executive positions within the Company in terms of scope and responsibility, job complexity, knowledge, experience required, and other relevant factors;
2.	Rank the executive positions on the basis of these factors to establish a logical relationship among them; and
3.	For other executive positions, establish salary ranges by utilizing applicable industry surveys.

The Committee considers benchmarks for each executive against similarly situated positions within our selected peer group companies. To clarify, the Committee does not set compensation levels as specific target levels of our peer group, but rather compares (or benchmarks) compensation with our peer group companies. In addition to such external market considerations, the Committee also considers internal pay equity among our executives, including the NEOs, for base salary planning. The foregoing discussion of how the Committee determines base salaries is not intended to be exhaustive, but does summarize the material factors considered by the Committee. The Committee did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. The Committee conducted an overall analysis of the factors described above and considered the totality of the information presented to it, including discussions with our senior management.

In December 2015, the Committee approved 2016 base salary increases for Messrs. Gauthier, Loftus, Kiernan, and Wheeler. Mr. Harris' salary will remain the same. The decision to increase salaries for Messrs. Gauthier, Loftus, Kiernan and Wheeler was based, in part, on demonstrated strong leadership in a challenging market, as well as a combination of peer group adjustments and merit-based increases, with total compensation serving as the basis for peer comparisons.

Mr. Gauthier, in his capacity as CEO, president and chief operating officer, received an increase in base salary from $700,000 to $730,000. Mr. Loftus received an increase in base salary from $311,610 to $320,958. Mr. Kiernan received an increase from $249,174 to $256,649. Mr. Harris will receive the same base salary of $296,546 for 2016 as he did in 2015. Mr. Wheeler received an increase in base salary from $250,000 to $275,000 for 2016.
Base Salaries of Named Executive Officers 2014 – 2016 Table
Named Executive Officer	2014	2015	2016
Maurice A. Gauthier	670,000	700,000	730,000
Thomas R. Loftus	302,534	311,610	320,958
Thomas M. Kiernan	241,917	249,174	256,649
John T. Harris	296,546	296,546	296,546
Chad M. Wheeler	220,000	250,000	275,000

Subsequent Committee Actions:

In December 2015, the Committee approved the CEO's recommendation to increase the non-NEO officers' 2016 base salary compensation by 3.0%.

PERFORMANCE-BASED MONETARY INCENTIVE COMPENSATION

The actual incentive compensation payable under the Performance Bonus Plan, Deferred Supplemental Compensation Plan and Restricted Stock Plan described below reduces the Company's consolidated net income that is used to calculate the aggregate incentive compensation amounts that are payable under each of such incentive plans.

Bonus Incentives

The Committee recommended and the Board adopted a performance bonus plan based on achieving annual financial results in excess of financial thresholds established by the Committee and approved by the Board at the beginning of each year (the "Bonus Plan"). Our bonus pool for corporate executives (except for group or subsidiary presidents), officers and corporate staff is determined by achieving a certain return on beginning stockholders' equity ("ROE"). Each year the Committee recommends, and the Board approves, a ROE maximum target.

In December 2015, the Committee recommended and the Board approved, the awarding of performance bonuses for the NEOs under the Bonus Plan for VSE's fiscal year ending December 31, 2015.  These bonus amounts ranged from 50% of the NEO's base salary for achieving a ROE of 12% to a maximum 125% of base salary for Messrs. Gauthier, Loftus, Kiernan, Harris and Wheeler for achieving a ROE of 22% or more. The maximum eligible bonus potential for plan year 2015 is set forth below.

Name	Maximum Bonus Potential
Maurice A. Gauthier	$875,000
Thomas R. Loftus	$389,513
Thomas M. Kiernan	$311,468
John T. Harris	$370,683
Chad M. Wheeler	$312,500

In determining performance based incentive compensation for 2015, the Committee and the Board approved 12.1% as VSE's actual ROE for 2015, as compared to the maximum ROE corporate target of 22%. The aggregate annual performance bonuses under the Bonus Plan were approximately $3.2 million. Specific amounts paid to NEOs under the Bonus Plan are reported in the Summary Compensation Table below under the heading "Non-equity Incentive Plan Compensation."

The goals consist principally of operating income targets for operating group executives, and ROE for corporate staff, corporate officers and corporate executives, including the CEO, chief financial officer and three other NEOs. To participate in the bonus program, an executive must be an employee during the fiscal year that the bonus payment is earned and subsequently when the bonus payment is payable. During 2015 the pool thresholds were established as follows:

•
The bonus pool for operating group executives, including group presidents, is determined by a percentage of pretax income formula based on a ROE at a 12% minimum threshold. Individual operating group executives' bonuses are capped at 100% of salary.

•
The bonus pool for corporate staff, corporate officers, and corporate executives is determined as a percentage of salary based on a ROE at a 12% minimum threshold. Individual administrative bonuses are capped at 20% of salary for corporate staff, 80% of salary for a majority of the non NEO corporate officers and 125% of salary for NEOs, including the CEO and chief financial officer and for certain corporate officers.

As ROE equals or increases above the 12% minimum threshold, the bonus pool is created and will continue to increase as ROE (net of all compensation costs) increases up to the maximum target of 22%. At year end, the Committee exercises its discretion in how much of the pool to allocate to both operations personnel and corporate staff based, in part, upon executive management's recommendation and the Company's overall performance.  Because the actual ROE for 2015 was approximately 12.1% compared to the maximum bonus pool target based on a 22% ROE, the NEOs, other corporate officers and corporate staff received bonus amounts that were substantially less than their maximum bonus targets.

Subsequent Committee Actions:

In December 2015, the Board approved minimum and maximum ROE targets of 10% and 22%, respectively, for the 2016 bonus pool. For 2016, a ROE of less than 10% would result in no performance bonus for the corporate staff, and non-operational officers or executive officers, including non-operational NEOs. For 2016 the pool thresholds were established as follows:

•
The bonus pool for corporate staff, corporate officers, and corporate executives is determined as a percentage of salary based on a ROE at a 10% minimum threshold. Individual administrative bonuses are capped at 22% of salary for corporate staff, 80% of salary for a majority of the non NEO corporate officers, 125% for group presidents and 125% of salary for NEOs.

•
Beginning in 2016, in consultation with the group presidents and the chief financial officer, the CEO will determine the annual bonus pool threshold for each operating group based on their respective actual financial results from the prior year. The operating group bonus pool will no longer be correlated to the corporate ROE performance. Prior to the plan year, each group president will also develop for the CEO's review an allocation plan to be executed depending on the financial results of the respective group for the performance year.

The CEO maintains discretion on annual performance bonus allocation (except for the CEO), which is principally based on ROE for all administrative NEO's and staff. Once the bonus pool is determined using the ROE methodology, the CEO will determine the amount distributed to each administrative NEO, taking into consideration performance execution and market factors. The CEO will determine operating income targets for each operating group that impact the bonus pool amount distributed to such operating group.

Long-Term Incentive Compensation

VSE provides long-term incentive compensation to its NEOs to compensate them for their contributions to the Company's profitability and ROE. The two components of the Company's long-term incentive program are the Deferred Supplemental Compensation Plan and the 2006 Restricted Stock Plan.

Deferred Supplemental Compensation

VSE has a nonqualified, non-contributory Deferred Supplemental Compensation Plan ("DSC Plan") for certain VSE corporate officers, including NEOs and other key management representatives. The objective of the DSC Plan is to compensate executives for their contribution to VSE's profitability. The DSC Plan provides, at the Board's discretion, for an incentive pool to be created through an annual contribution to the plan not to exceed 12% of VSE's consolidated net income for the year. Each participant's potential allocation from the annual contribution bears the same percentage of the annual contribution as that participant's salary bears to total annual participant salaries.

Benefits are payable to participants on retirement or resignation, subject to a vesting schedule, two-year non-competition agreement and other plan provisions, or on a change of control of VSE as described in the  "Employment Contracts and Severance Agreements" section below. The Board believes the vesting schedule and completion of the non-competition agreement prior to receiving a distribution create an additional benefit of promoting executive retention.

In December 2015, the Committee recommended and the Board approved an annual contribution of 8% of VSE's consolidated net income for 2015 to constitute the DSC Plan pool for 2015. Eight percent of VSE's 2015 net income is approximately $2 million, which was the amount authorized in December 2015 and allocated to 33 participant accounts, including a total of approximately $601,100 allocated to NEOs.

Subsequent Committee Actions:

In December 2015, the Committee recommended and the Board approved an annual contribution of 8% of VSE's consolidated net income for VSE's fiscal year ending December 31, 2016 to constitute the DSC Plan pool for 2016.The Committee recommended and the Board approved that the DSC awards may not exceed 32% of the participant's annual salary.

Restricted Stock

The Committee believes that compensating executives with restricted VSE Stock pursuant to VSE's 2006 Restricted Stock Plan fosters a long-term focus on the Company's operational and financial performance and provides our executives with a means to establish an equity stake in the Company that will further align their interests with those of our stockholders. In addition, the vesting provisions and other restrictions on sale of the equity awards encourage executive retention. The Restricted Stock Plan for executives includes a three-year vesting schedule and two-year stock sales restriction period.

Similar to the DSC Plan, under the Restricted Stock Plan, a dollar-denominated award equal to a percentage of a participant's base salary can be earned based on the Company's level of achievement of ROE targets. For 2015 the awards could range from 45% of base salary for a 12% ROE to 90% of the base salary for NEOs other than the CEO and the award could range from 68% of base salary for a 12% ROE to 135% of base salary for the CEO for a ROE of 17% or higher.

For 2015, VSE's actual ROE was approximately 12.1% compared to the maximum target of 17%. The CEO was awarded restricted Stock equal to 68% of his base salary compared to the maximum target of 135% of his base salary for 2015 subject to vesting and other restrictions, as reported in the "Compensation of Chief Executive Officer" section below. NEOs other than the CEO were awarded restricted Stock under the Restricted Stock Plan equal to 45% of their base salary for 2015 compared to the maximum target of 90%, subject to vesting and other restrictions. Specific amounts paid to the NEOs for 2015 under the Restricted Stock Plan are reported in the Summary Compensation Table below under the heading "Stock Awards." The following table displays potential restricted Stock Awards based on ROE performance for 2015.

2015 Restricted Stock – Compensation Table:

ROE	% of Base Salary NEOs other than CEO	% Base Salary-CEO
17% & higher	90%	135%
16%	81%	122%
15%	72%	108%
14%	63%	95%
13%	54%	81%
12%	45%	68%
Below 12%	0%	0%

In December 2015, the Committee recommended and the Board approved targets for 2016 that range for NEOs other than the CEO from 30% of their base salary for a 10% ROE to 90% of their base salary for a ROE of 16% or higher and for the CEO from 35% of his base salary for a 10% ROE to 135% of his base salary for a ROE of 16% or higher.

The following table displays potential restricted Stock awards based for 2016 on ROE performance for the NEOs other than the CEO and for the CEO.

2016 Restricted Stock – Compensation Table:

ROE	% of Base Salary NEOs other than CEO	% Base Salary-CEO
16% & higher	90%	135%
15%	80%	120%
14%	70%	100%
13%	60%	80%
12%	50%	65%
11%	40%	50%
10%	30%	35%
Below 10%	0%	0%

In 2014, the Board and stockholders approved amendments to the Restricted Stock Plan that extended its term from May 2016 to May 2021 and increased by 250,000 shares the VSE stock authorized for issuance under the plan. VSE discontinued its 2004 Option Plan and has not granted any stock options since December 31, 2005.

Awards made under the Restricted Stock Plan are subject to Committee authorization based on audited financial results, including total compensation costs, competitiveness of total executive compensation and other factors determined by the Committee and Board. The Committee may, in its sole discretion, reduce or totally eliminate an award to the extent it determines that such reduction or elimination is appropriate under facts and circumstances the Committee deems relevant.

Other Compensation

VSE executive officers, including NEOs, are eligible to participate in the VSE Employee 401(k) Plan, which is an Internal Revenue Service qualified plan available to all eligible employees.

During 2015, VSE paid a 401(k) matching contribution equal to 100% of the employee deferral on the first 3% of the employee pay deferred and 50% of the employee deferral on the next 2% of the employee pay deferred, with all such contributions fully vested when made.

Specific amounts contributed to the VSE 401(k) Plan on behalf of the NEOs are included in the Summary Compensation Table under the heading "All Other Compensation."

VSE does not provide any of its executives, including the NEOs, with perquisites or other personal benefits having a total annual value in excess of $10,000. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the NEOs.

COMPENSATION OF CEO

Mr. Gauthier assumed the positions of CEO, president, and chief operating officer in April 2008, and of Board member in April 2009. His activities include leadership in developing the Company's strategies, overseeing all of the Company's major business and staff units, and guiding and developing VSE's senior management.

Compensation Awarded for 2015

In December 2014, based on Mr. Gauthier's management of the Company and the compensation decision making processes and policies described above, the Committee and the Board approved an increase in Mr. Gauthier's base salary from $670,000 in 2014 to $700,000 in 2015, and an annual incentive bonus for 2015 of up to $875,000 for Mr. Gauthier, which would be approximately 125% target of his base salary. Based on VSE's actual ROE for 2015, Mr. Gauthier was awarded an incentive bonus of $350,000. In December 2015, the Committee recommended and the Board approved an award to Mr. Gauthier of restricted Stock in an amount of up to 135% of his base salary. Based on VSE's ROE of 12.1% for 2015, Mr. Gauthier was awarded restricted Stock equal in value to 68% of his base salary. Specific amounts awarded to Mr. Gauthier are set forth below in the Summary Compensation under the Executive Compensation section.

Compensation Approved for 2016

 In December 2015, the Committee recommended and the Board approved the following compensation for 2016 for Mr. Gauthier: (a) $730,000 in base salary, (b) participation in the DSC Plan (subject to an aggregate annual contribution not to exceed 88% of its consolidated net income for the 2016 fiscal year and for all participants in the plan) and limiting awards so as not to exceed 32% of base salary, (c) a participation in the Performance Bonus Plan of up to 125% of Mr. Gauthier's base salary for 2016 (or a maximum bonus of $912,500), and (d) an award under the Restricted Stock Plan of restricted VSE Stock in an amount of up to 135% of his base salary for 2016 (or a maximum of $985,500).  Notwithstanding the foregoing, if the stockholders approve the VSE Corporation Executive Officer Incentive Plan at the Annual Meeting, Mr. Gauthier will participate in such plan (but not in the Performance Bonus Plan) in an amount not to exceed 125% of his base salary for 2016 (or a maximum bonus of $912,500).  See "Proposal No. 3 - Approval of Executive Officer Incentive Compensation Plan" below.

OTHER COMPENSATION POLICIES

Employment Contracts and Severance Agreements

CEO
On December 6, 2013, VSE and Mr. Gauthier entered into an amended and restated employment agreement pursuant to which Mr. Gauthier has continued to serve as the VSE's chief executive officer, president and chief operating officer. The agreement provides for an initial three and one-quarter year term commencing as of January 1, 2014.  At the end of the initial term on March 31, 2017, the agreement will automatically be extended for a one year period, unless either the Company or Mr. Gauthier has provided the other party with at least 120 days prior written notice of its or his intention to allow the agreement to expire. The employment agreement may be terminated earlier by Mr. Gauthier or the Company, with or without cause, upon prior notice.

If Mr. Gauthier's employment terminates by reason of his death or disability, he would be entitled to payment of (a) his base salary then in effect for 365 days following the date of his death or disability and (b) a lump sum equal to his annual bonus amount for the year in which termination occurs, based on an estimate of the Company's performance for the period before termination, as determined by the Committee and the terms and conditions of the Company's annual bonus or incentive plan, prorated to reflect the number of days out of 365 during which Mr. Gauthier was employed during the year of termination, subject to subsequent reconciliation with the Company's actual performance for the entire year in which termination occurs (the "Annualized Performance Bonus").

If Mr. Gauthier's employment is terminated without cause or if he resigns for good reason (other than during a change in control period), he would be entitled to receive a lump sum equal to (a) two times his base salary and (b) the Annualized Performance Bonus. If Mr. Gauthier's employment is terminated without cause or if he resigns for good reason during a change in control period, he would be entitled to receive a lump sum equal to (a) the lesser of three times his base salary or such lesser amount as would not trigger the application of Section 280G of the Internal Revenue Code and (b) the Annualized Performance Bonus.  In either event, he would also be entitled to medical and hospitalization benefits for 18 months after termination, all compensation and other benefits accrued as of the termination date, the vesting of all outstanding restricted Stock, restricted Stock units or similar rights to acquire capital Stock and the vesting of all unvested rights under the Company's DSC Plan.  If Mr. Gauthier's employment agreement expires, such expiration would not be treated as a termination without cause for severance purposes.

Other NEOs

The Company has also entered into an employment agreement with Mr. Loftus and a severance agreement with Mr. Kiernan.  These agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under these agreements is also summarized in the Executive Compensation section below under the caption "Potential Payments on Termination or Change of Control."

Payments Made On Termination

On termination of Mr. Loftus' or Mr. Kiernan's employment with VSE, he will be entitled to receive amounts earned during his term of employment, including salary through date of termination, unused vacation pay and reimbursement for company business and travel expenses.  If VSE terminates Mr. Loftus' employment without cause before expiration of the term thereof under his employment agreement, Mr. Loftus will be entitled to a lump sum severance payment equal to his then annual base salary.  If VSE terminates Mr. Kiernan's employment without "Cause" or he resigns for "Good Reason" (as such terms are defined in his severance agreement), Mr. Kiernan will be entitled to a severance benefit equal to continuation of his base salary for 12 months.

Mr. Loftus and Mr. Kiernan also will retain a vested interest in and will be entitled to receive payment in accordance with respective plan documents and other applicable procedures, restrictions (such as termination-for-cause), and expiration dates in respect of his 401(k) account, DSC Plan account and restricted Stock.

Mr. Loftus and Mr. Kiernan are also entitled to continue participation in our group health plans for a period of 18 months (COBRA continuation coverage) following termination on payment of 102% of the monthly premium charged to us for such coverage. We have no executive-only health benefit plans.

Payments Made On Death or Disability

In addition to the benefits listed under the headings "Payments Made On Termination" and "Payments Made On Retirement" above, in the event of Mr. Loftus' death or disability, his designated beneficiary or he, as the case may be, will be paid his base salary then in effect for one full year following the date of death or disability.

Payments Made On Change of Control

VSE has entered into an employment agreement with Mr. Loftus that provides if a change of control of VSE occurs, Mr. Loftus may terminate the employment agreement on 30 days' notice. If Mr. Loftus' employment is terminated following a change of control, in addition to the benefits listed above under "Payments Made on Termination," Mr. Loftus will receive a lump sum payment equal to his base salary; full vesting and payment of his DSC Plan account; and full vesting and payment of his Restricted Stock Plan benefits.

Pursuant to Mr. Loftus' agreement, a change of control is deemed to have occurred on the occurrence of any of the following events:

•	30% or more of the outstanding VSE Stock is acquired beneficially by one or more persons acting together in concert or otherwise;
•	A cash tender or exchange offer is completed for an aggregate of 40% or more of the outstanding VSE Stock;
•
Our stockholders approve an agreement to merge, consolidate, liquidate, or sell all or substantially all of our assets, unless after the merger or consolidation, VSE is the surviving corporation and more than 50% of the outstanding VSE Stock is beneficially owned by existing VSE stockholders immediately before the merger, consolidation or asset sale; or

•	Two or more directors are elected to the Board without having previously been nominated and approved by the Board members immediately prior to such election.

Executive Compensation Recovery

On March 5, 2014, the Board approved a new provision, sometimes referred to as a clawback provision, where in the event of a material misstatement of the Company's financial statements, as determined by the Company and confirmed by the Company's independent auditors, the Board, in its sole discretion, may direct the Company to recover all or a portion of incentive based compensation (including bonus payments, restricted Stock awards, and deferred supplemental compensation awarded to a current or former participant in the Plan).  Notwithstanding the foregoing, this statement shall only apply to (a) a current or former participant who, as determined by the Board, was an "officer" (as defined in Section 16 of the Exchange Act) of the Company at the time of the award or anytime thereafter, and (b) a material misstatement of the Company's financial statements that occurred within three years preceding the date on which the Company is required to prepare a restatement.

STOCK RETENTION GUIDELINES

To ensure alignment of the interests of our directors and executive officers with those of our stockholders, the Committee recommended and the Board approved Stock Retention Guidelines for directors and Restricted Stock Plan participants. Beyond the normal vesting schedule and two-year Stock sales restriction period, it is the Board's sense that the guidelines for restricted stock retention be phased in over time. It is also the Board's intent that these guidelines be subject to annual Board review and, under certain circumstances, be subject to Board waiver. The recommended guidelines for the retention of restricted Stock are as follows:

•
Directors:  each current director will be expected to retain VSE Stock of market value equivalent to five years of the director's cash portion of his or her annual retainer. Any director appointed after the date of these guidelines will be expected to retain at least as much VSE Stock as the director's earned cumulative cash retainer until such time the market value of his or her VSE Stock is equal to at least five years of the director's cash portion of the retainer.

•	Management Team:

-	CEO: the CEO is expected to retain VSE Stock of market value equal to five years of the CEO's current base salary.

-	Other NEOs: Each of the other NEOs is expected to retain VSE Stock with a market value equal to three years of the NEO's current base salary.

-	Corporate Officers other than NEOs: Each of these officers is expected to retain VSE Stock with a market value equal to two years of his or her current base salary.

Other Restricted Stock Plan participants: Each of these officers is expected to retain VSE Stock with a market value equal to one year of his or her current base salary.

While both directors and officers are expected to maintain their VSE Stock positions as outlined above, these guidelines are not intended for directors or officers to be obligated to purchase stock on the open market to rebalance their holdings that may fall below the suggested guidelines referenced above as a result of unusual swings in the market value of VSE Stock during any particular period.

New directors and officers will be expected to retain their allocated stock to achieve over time the suggested holding thresholds referenced above, but they will not be required to purchase VSE Stock on the open market to achieve such thresholds.

Tax Deductibility

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), as amended, which provides that companies may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that compensation paid under our incentive plans is generally fully deductible for federal income tax purposes, except that a small portion of the CEO's compensation will not be deducted for tax for 2015. However, in certain situations, the Committee may approve compensation that will not meet these requirements to ensure competitive levels of total compensation for its executive officers. For 2013, 2014, and 2015 (except as noted above), we believe that all compensation paid to the NEOs is deductible for federal income tax purposes, except for DSC contributions that may not be deducted until distributed in accordance with Internal Revenue Service regulations.  See "Proposal No.3 Approval of Executive Officer Incentive Compensation Plan" below, including the discussion to maximize the deductibility under the Code of bonuses paid by VSE.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the preceding Compensation Discussion and Analysis and the Chairman of the Committee has discussed its contents with VSE management. Based on the review and discussions, the Committee has recommended to the Board that this Compensation Discussion and Analysis be included in the Proxy Statement.

Compensation Committee:       Ralph E. Eberhart, Chairman
  Clifford M. Kendall
  Calvin S. Koonce
  John E. Potter

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs in each of the last three fiscal years.
Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock awards ($) (1) (e)	Option awards ($) (f)	Non-equity incentive plan compensation ($) (2) (g)	Change in pension value and non- qualified deferred compensation earnings ($) (h)	All other compensation ($) (3) (i)	Total ($) (j)
Maurice A. Gauthier CEO, President and Chief Operating Officer	2015	700,000	--	476,000	--	350,000	--	243,416	1,769,416
	2014	670,000	--	273,360	--	201,000	--	177,938	1,322,298
	2013	600,000	--	354,000	--	294,000	--	188,248	1,436,248
Thomas R. Loftus Executive Vice President and Chief Financial Officer	2015	311,610	--	140,225	--	155,805	--	113,493	721,133
	2014	302,534	--	82,894	--	90,760	--	84,305	560,493
	2013	294,580	--	132,561	--	144,344	--	93,429	664,914
Thomas M. Kiernan Vice President, General Counsel and Corporate Secretary	2015	249,174	--	112,128	--	124,587	--	93,474	579,363
	2014	241,917	--	66,285	--	72,575	--	69,578	450,355
	2013	235,557	--	106,001	--	115,423	--	77,542	534,523
John T. Harris President and COO, Akimeka, LLC	2015	296,546	--	120,518	--	75,000	--	109,030	582,592
	2014	296,546	--	81,254	--	120,518	--	84,274	582,592
	2013	288,750	--	129,938	--	97,762	--	93,301	609,751
Chad M. Wheeler President, Wheeler Bros., Inc.	2015	250,000	--	112,500	--	250,000	--	93,694	706,194
	2014	220,000	--	60,280	--	220,000	--	63,543	563,823
	2013	180,024	--	--	--	50,000	--	58,632	288,656

Notes to Summary Compensation Table

1.
The amounts reported in column (e) represent annual performance-based awards under the Restricted Stock Plan. The amounts in this column reflect the aggregate grant date fair values of Restricted Stock Plan awards computed in accordance with applicable accounting guidance. The Restricted Stock Plan awards were based on the achievement of a ROE of 12.1% for 2015 and are subject to a three-year vesting schedule: one-third of the award vests after completion of our annual financial audit and one-third on each of the next two anniversaries of such initial vesting date, subject to continued employment with the Company. Restricted Stock awarded under the Restricted Stock Plan is further subject to a two-year holding period and other restrictions on sale. See discussion above under the caption "Executive Compensation Components—Long-Term Incentive Compensation."

2.
The amounts reported in column (g) represent cash paid to the NEOs under VSE's Performance Bonus Plan, which is discussed above under "Executive Compensation Components—Performance-Based Monetary Incentive Compensation."

3.
The amounts reported in column (i) represent 401(k) plan matching contributions allocated to each of the NEOs' accounts pursuant to VSE's Employee 401(k) Plan discussed above under  "Executive Compensation Components—Other Compensation" (Mr. Gauthier - $10,600, Mr. Loftus - $9,853,  Mr. Kiernan - $10,600, Mr. Harris - $10,400 and Mr. Wheeler - $10,546). Also reported in column (i) is the amount allocated to each NEO's account in the DSC Plan. See discussion above under "Executive Compensation Components—Deferred Supplemental Compensation" (Mr. Gauthier - $232,816, Mr. Loftus - $103,640, Mr. Kiernan - $82,874, Mr. Harris - $98,630, Mr. Wheeler - $83,148).

Narrative to Summary Compensation Table

See "Compensation Discussion and Analysis" above for a description of the compensation plans pursuant to which the amounts listed in the "Summary Compensation Table" were paid or awarded and the criteria for such payments and awards.

Grants of Plan-Based Awards in Fiscal Year 2015 Table
The table below reports all grants of plan-based awards to each of the NEOs for the year ended December 31, 2015.

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards (1)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	All other stock awards: number of shares or units (#) (i)	All other option awards: number of securities under-lying options (#) (j)	Exercise or base price of option awards ($) (k)	Grant date fair value of stock and option awards ($) (l)
Maurice A. Gauthier (2)	03/19/14	--	--	--	476,000	945,000	945,000	--	--	--	476,000
Thomas R. Loftus	03/19/14	--	--	--	140,225	280,449	280,449	--	--	--	140,225
Thomas M. Kiernan	03/19/14	--	--	--	112,128	224,257	224,257	--	--	--	112,128
John T. Harris	03/19/14	--	--	--	133,446	266,891	266,891	--	--	--	133,446
Chad M. Wheeler	03/19/14	--	--	--	112,500	225,000	225,00	--	--	--	112,500

Notes to Grants of Plan-Based Awards Table

1.	The amounts reported above represent potential payments to the NEOs under the Restricted Stock Plan, which is discussed above under "Executive Compensation Components—Long-Term Incentive Compensation."

2.	The amount reported above represents potential payments to Mr. Gauthier under the Restricted Stock Plan.

3.	The amounts in column (h) represent a maximum payout equivalent to 90% of the annual base salary of each NEO, except for Mr. Gauthier whose maximum payout is equivalent to 135% of his annual base salary.

Narrative to Grants of Plan-Based Awards Table

See "Compensation Discussion and Analysis" above for a description of the Restricted Stock Plan pursuant to which the amounts listed in the "Grants of Plan-Based Awards in Fiscal Year 2015 Table" were paid or awarded and the criteria for such payments and awards.

Outstanding Equity Awards at Fiscal Year End Table

The table below reports all outstanding equity awards for each of the NEOs for fiscal year ended December 31, 2015.

	Option awards (1)					Stock awards (2)
Name (a)	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: number of securities underling unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Maurice A. Gauthier	--	--	--	--	--	--	--	--	776,240
Thomas. R. Loftus	--	--	--	--	--	--	--	--	239,675
Thomas M. Kiernan	--	--	--	--	--	--	--	--	191,651
John T. Harris	--	--	--	--	--	--	--	--	230,927
Chad M. Wheeler	--	--	--	--	--	--	--	--	152,687

Notes to Outstanding Equity Awards Table

1.	All options that were granted to the NEOs under VSE's 2004 Stock Option Plan had been exercised or expired on or before December 31, 2009. Therefore, no option data appears in the Table.

2.
As discussed above, the Restricted Stock Plan provides for dollar-denominated awards that are subject to a three-year vesting schedule: one-third of the award vests after completion of VSE's annual financial audit and one-third on each of the next two anniversaries of such initial vesting date. As each third of the dollar-denominated award vests, the award is converted into restricted VSE Stock based on the fair market value (closing market price) of VSE Stock at the date of conversion. Accordingly, the number of shares of restricted Stock that have not vested is not currently determinable (see discussion above under "Executive Compensation Components—Long-Term Incentive Compensation"). The aggregate dollar-denominated value of all such awards that have not vested as of December 31, 2015, is reported in column (j) of the table.

Narrative to Outstanding Equity Awards Table

On December 30, 2005, the Board discontinued awarding options to purchase VSE Stock. Options outstanding as of December 30, 2005, were not affected by this Board action and, as of December 31, 2009, all of such options had been exercised or had expired. See discussion above under "Executive Compensation Components—Long-Term Incentive Compensation."

Option Exercises and Stock Vested During Fiscal Year 2015 Table

The following table reports stock options exercised and stock awards vested by the NEOs during the fiscal year ended December 31, 2015.

	Option Awards		Stock Awards
Name (a)	Number of shares acquired on exercise (#) (b)	Value realized on exercise ($) (1) (c)	Number of shares acquired on vesting (#) (2) (d)	Value realized on vesting ($) (e)
Maurice A. Gauthier	--	--	11,795	149,433
Thomas R. Loftus	--	--	642	53,405
Thomas M. Kiernan	--	--	521	43,355
John T. Harris	--	--	676	56,077
Chad M. Wheeler	--	--	169	13,981

Notes to Options Exercises and Stock Vested Table

1.
No stock options were exercised by the NEOs during 2015. VSE has not granted any stock options to its employees, including officers, since December 31, 2005 and as of December 31, 2009 all VSE stock options had been exercised or had expired.

2.
The number of shares acquired pursuant to the Restricted Stock Plan on vesting reported in column (d) excludes the shares withheld for the minimum amount of taxes required to be withheld by the Company under applicable law, as follows: Mr. Gauthier—889 shares, Mr. Loftus—310 shares, Mr. Kiernan—248 shares, Mr. Harris—250 shares and Mr. Wheeler—73 shares. The value realized on vesting reported in column (e) represents the number of vested shares acquired valued at the closing market price for VSE Stock ($83.20 per share) on the vesting date (March 2, 2015), excluding the shares withheld for the minimum amount of taxes required to be withheld by the Company under applicable law.

Pension Benefits

VSE does not provide pension arrangements or post-retirement health coverage for executives and employees. VSE and each of its wholly owned subsidiaries sponsor participation in the VSE Employee 401(k) Plan and each of VSE subsidiaries Energetics Incorporated and Akimeka, LLC sponsors a profit sharing plan, but no money was contributed to either plan for 2015. Each of the plans are IRS-qualified, defined contribution, money-purchase plans. VSE also has a nonqualified deferred compensation plan as discussed below.

Nonqualified Deferred Compensation Table

The following table provides information related to potential benefits payable to each NEO under VSE's Deferred Supplemental Compensation Plan as of and for the year ended December 31, 2015.
Name (1) (a)	Executive contributions in last FY (2) ($) (b)	VSE contributions in last FY (3) ($) (c)	Aggregate earnings in last FY ($) (d)	Aggregate withdrawals/ distributions ($) (e)	Aggregate balance at last FYE (4) ($) (f)
Maurice A. Gauthier	--	232,816	11,716	--	1,635,981
Thomas R. Loftus	--	103,640	18,849	--	1,233,464
Thomas M. Kiernan	--	82,874	(19,537)	--	550,167
John T. Harris	--	98,630	566	--	408,762
Chad M. Wheeler	--	883,148	(2,868)	--	187,280

Notes to Nonqualified Deferred Compensation Table

1.	Mr. Loftus has been a participant in the plan or predecessor plans for more than 20 years,
Mr. Gauthier, Mr. Kiernan, Mr. Harris and Mr. Wheeler have been participants for eight years, seven years, five years, and three years, respectively.

2.	Amounts reported in column (c) are reported in the Summary Compensation Table, column (i). Aggregate earnings (losses) reported in column (d) are not reported in the Summary Compensation Table.

3.
Amounts reported in column (f) include aggregate contributions that were reported as compensation to the NEOs in the Summary Compensation Table for previous years and aggregate earnings that were not reported as compensation. Aggregate contributions previously reported in the Summary Compensation Tables for the years 2000 through 2015, the period for which plan records identifying contributions to individual participants are available, and aggregate earnings (losses) for the same period, were:

Aggregate Company Contributions and Earnings, 2000-2015
Name	Aggregate Company Contributions (S)	Aggregate Earnings ($)
Maurice A. Gauthier	1,245,462	390,519
Thomas R. Loftus	812,624	420,840
Thomas M. Kiernan	496,001	54,166
John T. Harris	385,663	23,099
Chad M. Wheeler	189,402	(2,868)

Narrative to Nonqualified Deferred Compensation Table

We have a nonqualified, noncontributory Deferred Supplemental Compensation Plan ("DSC Plan") for all of our officers, which was adopted by the Board in 1994. The DSC Plan provides, at the Board's discretion, for an annual contribution to the plan not to exceed 12% of our consolidated net income for the year. Each officer's allocation from the annual contribution bears the same percentage to the annual contribution as that officer's salary bears to total annual officer salaries. For 2015 an annual contribution of 8% of our consolidated net income (approximately $2 million) was authorized and allocated to 33 participant accounts, including a total of approximately $601,100 allocated to the NEOs' accounts.

Benefits under the plan are payable to the participant on retirement or resignation, subject to a vesting schedule, non-competition agreement, and other plan provisions, or if a change of control of VSE occurs. Our contributions to the DSC Plan are irrevocable and shall be used to pay benefits under the plan, subject to the claims of our general creditors.

Our annual contribution to the DSC Plan is deposited in a plan trust. The aggregate annual contribution is allocated for the benefit of each of the participants and credited to each of their respective Employer Contribution Accounts. Participants make investment elections for their respective account balances and annual contributions from a group of life insurance (COLI) investment funds managed by Lincoln Financial Group.

Potential Payments on Termination or Change of Control Table

The following table sets forth potential payments to our NEOs on termination of employment or a change of control of VSE. The amounts shown assume that such termination or termination on change of control was effective as of December 31, 2015, and are estimates of the amounts that would be paid to the NEOs on their termination. The actual amounts to be paid can only be determined at the time of such NEO's separation from VSE or any of our subsidiaries.

Potential Payments on Termination or Change of Control Table (1)
Name	Benefit	Termination Without Cause ($)	Termination on Change of Control ($)
Maurice A. Gauthier (2)	Salary	1,400,000	2,100,000
	DSC Plan	1,635,981	1,635,981
	Restricted Stock	776,240	776,240
Thomas R. Loftus	Salary	311,610	311,610
	DSC Plan	1,233,464	1,233,464
	Restricted Stock	239,675	239,675
Thomas M. Kiernan	Salary	249,174	249,174
	DSC Plan	550,167	550,167
	Restricted Stock	191,651	191,651
John T. Harris	Salary	296,546	--
	DSC Plan	408,762	408,762
	Restricted Stock	230,927	230,927
Chad M. Wheeler	Salary	250,000	--
	DSC Plan	187,280	187,280
	Restricted Stock	152,687	152,687

Notes to Potential Payments on Termination or Change of Control Table

1.
The table excludes information with respect to contracts, agreements, plans, or arrangements to the extent they do not discriminate in scope, terms, or operation in favor of executive officers and that are available generally to all salaried employees—for example, qualified benefit plan distributions and payment for unused vacation pay.

2.
The information regarding Mr. Gauthier is based on his amended and restated employment agreement with VSE, effective as of January 1, 2014, which provides in the event of a termination on a change of control, that Mr. Gauthier would be paid (a) a severance payment equal to the lesser of (i) three times his base salary in effect as of the termination date or (ii) such amount as would not trigger the application of Section 280G of the Internal Revenue Code and (b) an annualized performance bonus for the year in which the termination occurred, based on an estimate of VSE's performance for the period before the termination date, as determined by the Compensation Committee, and on the terms and conditions of VSE's annual bonus plan, and prorated to reflect the number of days out of 365 during which Mr. Gauthier was employed by VSE during the year of termination.

Narrative to Potential Payments on Termination or Change of Control Table.

See "Compensation Discussion and Analysis" above for a description of the potential payments awarded upon termination or change of control and the criteria for such payments.

Proposal No. 3

APPROVAL OF THE VSE CORPORATION EXECUTIVE OFFICER INCENTIVE COMPENSATION PLAN

Introduction
Stockholders are being asked to approve the VSE Corporation Executive Officer Incentive Compensation Plan, which was approved by the Board on March 2, 2016 after being recommended by the Compensation Committee (the "Executive Incentive Plan").  Effectiveness of the Executive Incentive Plan is subject to it being approved by the stockholders at the Annual Meeting.
The purpose of the Executive Incentive Plan is to recruit and retain highly qualified executives, to provide incentives to such individuals to attain the goals of the Company, to provide such Company executives with incentive compensation based on the Company financial performance to enhance stockholder value and to maximize the deductibility under the Internal Revenue Code of 1986, as amended (the "Code") of any bonuses paid by the Company under the plan. The Compensation Committee intends to utilize the Executive Incentive Plan to determine annual incentive cash bonuses for officers participating in the Executive Incentive Plan.  As discussed above under "Compensation Discussion and Analysis," the Company currently has a Performance Bonus Plan in which all of the Company executive and other officers and other Company employee participate.  If the Executive Incentive Plan is approved by stockholders, the Company's executive officers participating in the plan will not participate in the Company's Performance Bonus Plan.  If the Executive Incentive Plan is not approved by stockholders, the Company's executive officers who would have otherwise been eligible to participate in such plan will instead be eligible to participate in the Company's Performance Bonus Plan.  In such event, such officers will only be paid bonuses under the Performance Bonus Plan that are deductible by the Company under the Code.
Code Section 162(m) disallows a deduction to the Company for any compensation paid to a "covered employee" in excess of $1 million per year, subject to certain exceptions.  In general, "Covered Employees" consist of the chief executive officer and the three most highly compensated officers of the Company, other than the chief executive officer and the chief financial officer, who are in the Company's employ and are officers at the end of the year and whose compensation must be reported to stockholders under the Securities Exchange Act of 1934, as amended.  Among other exceptions, the $1 million deduction limit does not apply to compensation that satisfies the specified requirements for "performance-based compensation."  In general, those requirements include the establishment of objective performance goals for the payment of such compensation by a committee of the Board composed solely of two or more outside directors, stockholders approval every five years of the material terms of such compensation prior to payment, and certification by the Compensation Committee that the performance goals for payment of such compensation has been achieved.

Executive Officers Eligible
Each executive officer of the Company will be eligible to receive performance-based bonuses under the Executive Incentive Plan if selected for participation by the Compensation Committee. Currently a total of five employees are eligible to participate in the Executive Incentive Plan in fiscal year 2016. Actual participation, however, by any eligible participant is determined by the Compensation Committee. To participate in the Executive Incentive Plan an executive must be an employee of the Company (or of any subsidiary thereof) during the fiscal year for which the bonus payment is earned and subsequently into the following year until the bonus is payable.
Terms of the Executive Incentive Plan
The administration and operation of the Executive Incentive Plan will be supervised by the Compensation Committee, which consists of two or more independent members of the Board. The Compensation Committee will interpret and construe any and all provisions of the Executive Incentive Plan and any determination made by the Compensation Committee under the Executive Incentive Plan will be final and conclusive. The Executive Incentive Plan will be interpreted in view of the intention that any grant of compensation pursuant to the Executive Incentive Plan is intended to qualify as performance-based compensation within the meaning of Code Section 162(m).
Within the first 90 days of each fiscal year, the Compensation Committee will establish the performance measures for the payment of individual awards under the Executive Incentive Plan. Performance measures are established by the Compensation Committee under an objective formula or standard consisting of one or any combination of the following performance goal criteria:
•	return on stockholders' equity in relation to target objectives;
•	return on assets in relation to target objectives;
•	operating income in relation to target objectives; or
•	any combination of the performance metrics as approved by the Compensation Committee.
Subject to Code Section 162(m), the Compensation Committee may amend or adjust the performance measures or other terms and conditions of an outstanding award but may not create a new performance goal criteria in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in law or accounting standards or principles.
Within the first 90 days of each fiscal year, the Compensation Committee determines the performance measures applicable to such fiscal year and the procedure for calculating the amount of the annual incentive bonus payable to each participant based upon the level of the performance measure(s) achieved. The Compensation Committee may then reduce, but not increase, in its sole discretion, the amount of the incentive bonus that would have otherwise been payable to any particular participant based upon the Compensation Committee's determination of the individual performance of the executive for the year and the Company's overall performance. In no event will the amount of any bonus payable to any executive under the Executive Incentive Plan for any one fiscal year exceed $1,500,000.
Any annual incentive bonus that becomes payable under the Executive Incentive Plan for a fiscal year after the Compensation Committee has issued a written certification as to the satisfaction of the applicable performance goals relating to such bonus will generally be paid in cash, as soon as practicable after the close of the fiscal year.

Amendment and Termination of the Executive Incentive Plan
The Compensation Committee may at any time amend, suspend, discontinue or terminate the Executive Incentive Plan provided, however, that no amendment that would require stockholders approval for payments under the Plan to be deductible by the Company pursuant to Code Section 162(m) will be effective without such stockholders approval.
Tax Consequences
The Executive Incentive Plan is intended to maximize, but does not ensure, the deductibility of bonuses paid thereunder to eligible participants under Code Section 162(m). Payments to the executives under the Executive Incentive Plan are taxable as ordinary compensation to the recipient upon receipt and are deductible as compensation by the Company, subject to Code Section 162(m).
Clawback Provision

All bonuses payable or paid under the Executive Incentive Plan shall be subject to a clawback provision providing that if the Board determines that (a) there was executive misconduct in a prior period in the preparation of the Company's consolidated financial results for that period that results in a restatement and (b) the restatement is material, the Compensation Committee will determine the extent, if any, that "covered payments" (i) were overstated as a result of the restatement and (ii) are required to be returned to the Company. Covered payments will include bonuses payable or paid under the Executive Incentive Plan to participants found to have actively participated in the above-referenced executive misconduct.

Effective Date

The Executive Incentive Plan shall be effective as of March 2, 2016 (the date the Board approved the plan) for the full 2016 calendar year; provided, however, that the Executive Incentive Plan shall be conditioned upon stockholders approval at the Annual Meeting.  Accordingly, if stockholder approval is not obtained, the Executive Incentive Plan and awards issued thereunder shall not be effective.

Benefits

The current participants in the Executive Incentive Plan for fiscal year 2016 are Maurice A. Gauthier, who is the Company's principal executive officer, Thomas R. Loftus, who is the Company's principal financial officer, and the Company's three most highly compensated officers, other than the principal executive and financial officers, who were serving as executive officers as of December 31, 2015. Such three other most highly compensated officers are Thomas M. Kiernan, John T. Harris and Chad Wheeler (collectively, with the Company's principal executive and financial officers, the "NEOs").

On March 2, 2016, the Compensation Committee approved the awarding of performance based bonuses under the Executive Incentive Plan based on the Company achieving financial results in excess of financial thresholds established by the Compensation Committee for the fiscal year ending December 31, 2016 ("fiscal year 2016").  These potential bonus amounts for the NEOs were calculated based upon the bonus formula applicable to each NEO as applied to actual Company financial performance and range from 20% of their base salary for achieving a return on beginning stockholders' equity ("ROE") of 10% to a maximum of 125% of their base salary for achieving a ROE of 22% or more.  As ROE (net of compensation) equals or increases above the 10% minimum threshold, the bonus pool under the Executive Incentive Plan is created and will increase as ROE increases up to 22%.  In general, ROE will be calculated by dividing the Company's net income after taxes for fiscal year 2016 by the beginning of year stockholders' equity.

The amounts that the NEOs will receive under the Executive Incentive Plan for fiscal year 2016 are not currently determinable because they will be based on the Company's fiscal year 2016 performance.  The table below provides (a) the maximum amounts that would be eligible to be received by the NEOs for fiscal year 2016 performance under the Executive Incentive Plan pursuant to each NEO's bonus formula, assuming (i) that the Company achieves the maximum target performance level, (ii) the current salaries of the NEOs for fiscal 2016 are not adjusted, and (iii) stockholders approve the Executive Incentive Plan, and (b) the actual amounts received by the NEOs for fiscal 2015 under the Company's Performance Bonus Plan (rather than the maximum amounts that might have been payable under such plan).

	Maximum Amounts Payable Under Executive Incentive Plan for Fiscal 2016(1)	Actual Performance Bonus Plan Amounts Received for Fiscal 2015(2)
Maurice A. Gauthier, Chief Executive Officer, President & Chief Operating Officer	$912,500	$350,000
Thomas R. Loftus, Executive Vice President & Chief Financial Officer	$401,198	$155,805
Thomas M. Kiernan, Vice President, General Counsel & Secretary	$320,812	$124,567
Chad Wheeler, President & Chief Operating Officer, Wheeler Bros., Inc.	$343,750	$250,000
John T. Harris, President & Chief Executive Officer, Akimeka, LLC	$370,683	$70,000

(1)  Only executive officers will be eligible to participate in the Executive Incentive Plan and for fiscal 2016 the NEOs will be the only executive officers participating in the Plan. Directors who are not executive officers and employees, including officers who are not executive officers, will be not be eligible to participate in the Executive Incentive Plan. Currently, officers who are not executive officers and other employees will continue to be eligible to participate in the Company's Performance Bonus Plan.  See "Executive Compensation-Executive Compensation Components-Bonus Incentives" for a discussion of the Performance Bonus Plan.
(2)  The Company believes that the actual bonus amounts received for fiscal 2015 by the NEOs under the Performance Bonus Plan as reflected in this column would have been approximately the same amounts that would have been received by such NEOs as participants under the Executive Incentive Plan for fiscal 2015 if such plan had been in effect for fiscal 2015.  The maximum bonus amounts that Messrs. Gauthier, Loftus, Kiernan, Wheeler and Harris could have received for fiscal 2015 under the Performance Bonus Plan were $875,000; $389,513; $311,486; $370,683; and $312,500, respectively. Executive Officers, including the NEOs, who participate in the Executive Incentive Plan in respect of 2016 or any other fiscal year will not participate in the Performance Bonus Plan for the same fiscal.
The Executive Incentive Plan is being submitted for stockholders approval at the Annual Meeting so that awards under the plan can qualify for deductibility by the Company under Code Section 162(m). However, stockholder approval of the Executive Incentive Plan is only one of several requirements under Code Section 162(m) that must be satisfied for awards under the plan to qualify for the performance-based compensation exception, and the stockholders approval of the plan should not be viewed as a guaranty that all amounts paid under the plan will, in practice, be deductible by the Company under the Code.  Section 162(m) requires that stockholders reapprove the Executive Incentive Plan every five years to qualify for deductibility by the Company under the Plan. If the stockholders do not approve the Executive Incentive Plan, the executive officers who would have otherwise been eligible to participate in such plan will instead be eligible to participate in the Company's Performance Bonus Plan. In such event, such executive officers will only be paid bonuses under the Performance Bonus Plan that are deductible by the Company under the Code.

The Board unanimously recommends that stockholders vote "FOR" the approval of the VSE Corporation Executive Incentive Compensation Plan.

Proposal No. 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Exchange Act requires that we include in this Proxy Statement a non-binding advisory stockholders vote on our executive compensation as described in this Proxy Statement (commonly referred to as "Say-on-Pay").

We encourage stockholders to review the "Compensation Discussion and Analysis" and the "Executive Compensation" sections of this Proxy Statement.  VSE's consistent value creation over the long term is reinforced by and aligned with the executive compensation program. We believe the program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by the following:

•
We provide a significant part of executive compensation in performance based incentives, including bonus awards and performance VSE Stock. Payouts of performance Stock are based on achievement of financial objectives over three years and are capped at 100% of the Stock awards;

•	We have annual award and three-year payout cycles for performance Stock;

•	We respond to economic conditions appropriately, such as holding base salaries and bonuses of the NEOs in 2012, reflecting lower year-over-year results; and

•	We do not provide tax gross-ups to our NEOs.

The Board strongly endorses the Company's executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the NEOs as described in this Proxy Statement under "Compensation Discussion and Analysis" and "Executive Compensation," including the related tabular and narrative disclosure contained in this Proxy Statement.

Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will, however, carefully consider the outcome of the vote when considering future executive compensation arrangements.

The approval of the advisory resolution on the Company's compensation of executive officers requires the affirmative vote of a majority of the Stock present, in person or by proxy, and entitled to vote at the Annual Meeting.

The Board unanimously recommends that stockholders vote "FOR" the approval of the Company's executive compensation.

Proposal No. 5

VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

As mentioned above, the Exchange Act requires that we include, at least every third year,  a separate non-binding stockholder vote to advise on whether the Say-on-Pay vote should occur every one, two or three years. You have the option to vote for any one of the three options, or to abstain on the matter.

After careful consideration of this proposal, our Board has determined that an advisory stockholders vote on executive compensation that occurs once every year is the most appropriate alternative for our Company at this time, and therefore our Board recommends an annual stockholders vote for the advisory vote on executive compensation. Also, we welcome communications with our stockholders as frequently as possible to be advised on matters that concern them.

In formulating its recommendation, our Board considered that an annual advisory stockholders vote on executive compensation provides the highest level of communication with our stockholders by allowing them to provide us with their direct input on our NEOs, as disclosed in VSE's proxy statement, every year. Additionally, an annual advisory vote on executive compensation is consistent with our belief that engagement with our stockholders is a component of our corporate governance and our practice of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters.

In the future we may determine that a less frequent advisory vote is appropriate, either in response to the vote of our stockholders on this proposal or for other reasons.

Stockholders may cast their vote on the preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when voting on this proposal. The option of one year, two years or three years that receives a majority of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. However, because this vote is advisory and not binding on our Board in any way, our Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

The Board unanimously recommends that stockholders vote to conduct an advisory stockholders vote on executive compensation every year.

Remainder of page intentionally left blank.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of the record date, March 21, 2016, there were 5,399,342 shares of VSE Stock outstanding. The following table sets forth certain information regarding beneficial ownership of VSE Stock as of March 21, 2016, for beneficial owners of more than 5% of VSE Stock, each director, executive officer and for all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Shares beneficially owned	Percent of class(a)

Certain Beneficial Owners (at least 5%)
FMR LLC (1)	640,179	11.9%

Non-Employee Directors
Ralph E. Eberhart	11,899	*
John C. Harvey, Jr.	2,500	*
Clifford M. Kendall	28,075	*
Calvin S. Koonce (2)	912,849	16.9%
James F. Lafond	13,401	*
John E. Potter	3,400	*
Jack C. Stultz	5,700	*
Bonnie K. Wachtel (3)	64,276	1.2%

Executive Officers and Other Director
Joseph R. Brown	686
Maurice A. Gauthier	34,510	*
Paul W. Goffredi	346
John T. Harris	4,170	*
Thomas M. Kiernan	12,836	*
Thomas R. Loftus	35,367	*
Nancy Margolis	2,311	*
Chad Wheeler	797	*

Directors and Executive Officers as a Group
(16 persons)	1,133,123	21.0%

* Represents less than one percent.

(1)	FMR LLC's mailing address is 82 Devonshire Street, Boston, MA 02109-3605.

(2)	Mr. Koonce's mailing address is 6229 Executive Blvd., Rockville, MD 20852. The share amount reported for Mr. Koonce does not include 10,000 shares held by his wife.

(3)	The share amount reported for Ms. Wachtel does not include 1,000 shares held in a retirement account.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires VSE officers and directors and persons who own more than 10% of the VSE Stock to file reports of ownership and changes in ownership with the SEC.  Such officers, directors and stockholders are required by SEC regulations to furnish us with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and written representations by certain officers and directors, we believe that all of our officers, directors and stockholders subject to the reporting requirements of Section 16(a) filed their reports on a timely basis during 2015.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible to be presented at our 20172017 annual meeting of stockholders by no later than the close of business on December 5, 2016. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Exchange Act Rule 14a-8(b) (2), to our principal executive offices at, 6348 Walker Lane, Alexandria, Virginia 22310-3226 in care of our Corporate Secretary by no later than the close of business on December 5, 2016 to be considered for inclusion in VSE's proxy material relating to such meeting.

In addition, under our By-Laws stockholders may recommend persons to be nominated for election as our directors at the annual meeting of stockholders. To be considered for nomination, such recommendation must be received in writing by our Secretary no later than 90 days before the date which corresponds to the date on which the annual meeting of stockholders was held during the immediate prior year, i.e., February 2, 2017 in respect of the annual stockholders meeting in 2017. Such recommendation shall be accompanied by the name of the stockholder proposing the candidate, evidence that stockholder is a beneficial owner of our Stock as of the record date established for the determination of stockholders entitled to notice of, and to vote at, the annual meeting of stockholders, the name of candidate being proposed for nomination, and the candidate's biographical data and qualifications.

OTHER MATTERS
We will bear the costs of the solicitation of proxies for use at the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by our directors, officers and employees. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries, who are record holders of Stock, for forwarding solicitation material to the beneficial owners of the Stock. We will, on the request of such record holders, pay the reasonable expenses for completing the mailing of such materials to the beneficial owners.

            A copy of the VSE's Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2015, will be furnished without charge on written or telephonic request to Thomas M. Kiernan, Vice President and Corporate Secretary, 6348 Walker Lane, Alexandria, VA  22310-3226 or call (703) 329-4721. The Form 10-K is also available at www.vsecorp.com

By Order of the Board of Directors
Thomas M. Kiernan, Secretary

__________________________

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or by Mail

REVOCABLE PROXY

VSE CORPORATION

Your internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Daylight Time, on May 2, 2016.

INTERNET/MOBILE – www.cstproxyvote.com/vsecorp/2016
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this X

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS INDICATED, IT WILL BE VOTED "FOR" THE ELECTION OF EACH NOMINEE LISTED IN PROPOSAL 1, PROPOSALS 2, 3 AND 4, AND FOR ONE YEAR ON PROPOSAL 5.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"

1. **Election of Directors**

(01) Ralph E. Eberhart
(02) Maurice A. Gauthier
(03) John C. Harvey
(04) Clifford M. Kendall
(05) Calvin S. Koonce
(06) James F. Lafond
(07) John E. Potter
(08) Jack C. Stultz
(09) Bonnie K. Wachtel

FOR all Nominees listed to the left	WITHOUT AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left)
☐	☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

2. **Ratification of the appointment of Ernst & Young LLP** as the independent registered public accounting firm of VSE Corporation for the year ending December 31, 2016.

FOR	AGAINST	ABSTAIN
☐	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

5. **Recommendation, by non-binding advisory vote, on the frequency of executive compensation advisory votes.**

1 YR.	2 YRS.	3 YRS.	ABSTAIN
☐	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE IN PROPOSAL 1, FOR PROPOSALS 2, 3, AND 4, AND FOR ONE YEAR ON PROPOSAL 5.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature____________________ **Signature, if held jointly**____________________ **Date**__________, **2016.**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.